UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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DELPHI FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2009
Dear Stockholder,
It is a pleasure to invite you to Delphi Financial Group, Inc.’s 2009 Annual Meeting of Stockholders, to be held on May 5, 2009 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. We hope that you will be able to attend.
Whether or not you plan to attend the meeting, please exercise your right to vote as an owner of Delphi Financial Group, Inc. We ask that you review the proxy materials and then mark your votes on the enclosed proxy card and return it in the envelope provided as soon as possible.
At the meeting the stockholders will be electing directors and voting on the re-approval of the Annual Incentive Compensation Plan, the adoption of an amendment to increase the number of shares available under the 2003 Employee Long-Term Incentive and Share Award Plan and a proposed option exchange program and related amendments to the 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan, all as described in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. We will also report on the progress of Delphi Financial Group, Inc. and respond to questions posed by stockholders.
We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert Rosenkranz
Chairman of the Board

DELPHI FINANCIAL GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2009
To the Stockholders of Delphi Financial Group, Inc.:
Notice is hereby given that the 2009 Annual Meeting of Stockholders of Delphi Financial Group, Inc. will be held at the University Club, One West 54th Street, New York, New York on May 5, 2009, commencing at 10:00 a.m., Eastern Daylight Time, for the following purposes:
1.	To elect eleven directors to serve for a term of one year, one of whom shall be elected by the holders of the Class A Common Stock, voting as a separate class.

2.	To re-approve the Annual Incentive Compensation Plan.

3.	To consider and vote upon an amendment to increase the number of shares available under the 2003 Employee Long-Term Incentive and Share Award Plan as described herein.

4.	To consider and vote upon an option exchange program and related amendments to the 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan, all as described herein.

5.	To transact such other business as properly comes before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 31, 2009 as the record date for stockholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. The list of stockholders entitled to vote at the meeting shall be available at the offices of Delphi Capital Management, Inc., 590 Madison Avenue, New York, New York 10022, for a period of ten days prior to the meeting date.
A copy of Delphi Financial Group, Inc.’s 2008 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is being mailed to stockholders together with this notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009:
The Proxy Statement for the 2009 Annual Meeting of Stockholders and Delphi Financial Group, Inc.’s 2008 Annual Report are available at www.delphifin.com/financial/proxymaterials.html.
Your attendance at this meeting is very much desired. However, whether or not you plan to attend the meeting, please sign the enclosed Proxy and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote in person.

By Order of the Board of Directors,

Robert Rosenkranz
Chairman of the Board

Page

PROXY STATEMENT	1
MAILING AND VOTING OF PROXIES	1
SOLICITATION OF PROXIES	1
STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING	2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2
ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	6
PROPOSAL TO RE-APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN	8
PROPOSAL TO INCREASE SHARES AVAILABLE UNDER THE 2003 EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN	10
PROPOSAL TO ADOPT AN OPTION EXCHANGE PROGRAM AND APPROVE RELATED AMENDMENTS TO THE 2003 EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN, SECOND AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN AND SECOND AMENDED AND RESTATED LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN	14
EXECUTIVE COMPENSATION	18
COMPENSATION COMMITTEE REPORT	18
COMPENSATION DISCUSSION AND ANALYSIS	18
SUMMARY COMPENSATION TABLE	24
GRANTS OF PLAN-BASED AWARDS IN 2008	25
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END	27
OPTION EXERCISES AND STOCK VESTED IN 2008	28
EQUITY COMPENSATION PLAN INFORMATION	29
RETIREMENT PLAN BENEFITS	29
NONQUALIFIED DEFERRED COMPENSATION	31
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL	31
DIRECTORS COMPENSATION	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
AUDIT COMMITTEE REPORT	36
INDEPENDENT AUDITOR	36
FINANCIAL STATEMENTS AVAILABLE	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
SUBMISSION OF STOCKHOLDER PROPOSALS	37
OTHER MATTERS	37

DELPHI FINANCIAL GROUP, INC.
1105 North Market Street, Suite 1230
Wilmington, DE 19899
PROXY STATEMENT
This Proxy Statement is furnished for the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Proxies for the Annual Meeting of Stockholders of Delphi Financial Group, Inc., a Delaware corporation (the “Company”), scheduled to be held on May 5, 2009 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. The submission of a signed Proxy will not affect the stockholder’s right to attend the meeting and vote in person. Any person giving a Proxy may revoke it at any time before it is exercised by the delivery of a later dated signed Proxy or written revocation sent to the Investor Relations Department of the Company, 1105 North Market Street, Suite 1230, Wilmington, DE 19899 or by attending the Annual Meeting and voting in person.
Management of the Company is not aware of any matters other than those set forth herein that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote the shares represented by the effective Proxies and intend to vote them in accordance with their best judgment in the interests of the Company.
The Company’s 2008 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is being mailed together with this Proxy Statement to each stockholder of record as of the close of business on March 31, 2009.
MAILING AND VOTING OF PROXIES
This Proxy Statement and the enclosed Proxy were first mailed to stockholders on or about April 9, 2009. Properly executed Proxies, timely returned, will be voted and, where the person solicited specifies choices with respect to the election of the director nominees chosen by the Board, the shares will be voted as indicated by the stockholder. Each share of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), entitles the holder thereof to one vote and each share of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), entitles the holder thereof to a number of votes per share equal to the lesser of (i) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (ii) 10 votes. Based on the shares of Common Stock outstanding as of March 31, 2009, the Class B Common Stock will have the number of votes described in clause (i) of the preceding sentence. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock will vote as a separate class to elect one director (the “Class A Director”). If the person solicited does not specify a choice with respect to the election of any nominee for director, the shares will be voted “for” such nominee. Proxies marked as abstaining (including Proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.
As of March 31, 2009, Mr. Robert Rosenkranz, by means of beneficial ownership of the general partner of Rosenkranz & Company, L.P. and direct share ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the combined voting power of the Common Stock. Mr. Rosenkranz has entered into an agreement with the Company not to vote or cause to be voted certain shares of Common Stock, if and to the extent that such shares would cause him and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. Rosenkranz & Company, L.P. and Mr. Rosenkranz have informed the Company that they intend to vote in favor of each of (i) the election of all director nominees chosen by the Board for which they are entitled to vote, (ii) the re-approval of the Annual Incentive Compensation Plan, (iii) the amendment to increase the number of shares available under the 2003 Employee Long-Term Incentive and Share Award Plan and (iv) the option exchange program and related amendments to the 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.
SOLICITATION OF PROXIES
The cost of soliciting Proxies will be borne by the Company. It is expected that the solicitation of Proxies will be primarily by mail. The Company has retained Georgeson, Inc. to assist with the solicitation for a fee of $7,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by officers and employees of the Company, at no additional cost to the Company, in person or by telephone, e-mail or other means of communication. Upon written request, the Company will reimburse custodians, nominees and fiduciaries holding the Company’s Common Stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their Proxies.

STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING
Holders of record of Common Stock at the close of business on March 31, 2009 will be eligible to vote at the meeting. The Company’s stock transfer books will not be closed. As of the close of business on March 31, 2009, 41,270,719 shares of Class A Common Stock and 5,753,833 shares of Class B Common Stock were outstanding.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each of the Company’s directors and executive officers, each person known by the Company to own beneficially more than five percent of the Common Stock and all directors and executive officers of the Company as a group as of March 31, 2009. This information assumes the exercise by each person (or all directors and officers as a group) of such person’s stock options exercisable on or within 60 days of such date and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

	Amount and
	Nature of		Percent
Name of Beneficial Owner	Ownership		of Class

Class B Common Stock:
Five or greater percent owner:
Rosenkranz & Company, L.P.	5,228,739	(1)	78.0%
Directors, Nominees for Director and Executive Officers:
Robert Rosenkranz	6,706,470	(1)	100.0%
Kevin R. Brine	—		—
Thomas W. Burghart	—		—
Lawrence E. Daurelle	—		—
Edward A. Fox	—		—
Steven A. Hirsh	—		—
Harold F. Ilg	—		—
James M. Litvack	—		—
James N. Meehan	—		—
Philip R. O’Connor	—		—
Terrence T. Schoeninger	—		—
Donald A. Sherman	—		—
Robert M. Smith, Jr.	—		—
Robert F. Wright	—		—
Directors, Nominees for Director and Officers as a group (15 persons)	6,706,470		100.0%
Class A Common Stock:
Five or greater percent owners:
EARNEST Partners, LLC	3,331,598	(2)	8.1%
Dimensional Fund Advisors, L.P.	3,147,533	(3)	7.6%
Barclays Global Investors	2,886,849	(4)	7.0%
Directors, Nominees for Director and Executive Officers:
Robert Rosenkranz	321,172	(1)	*
Kevin R. Brine	256,997	(5)	*
Thomas W. Burghart	325,613	(6)	*
Lawrence E. Daurelle	304,847	(7)	*
Edward A. Fox	171,172	(8)	*
Steven A. Hirsh	51,482	(9)	*
Harold F. Ilg	409,935	(10)	*
James M. Litvack	29,101	(11)	*
James N. Meehan	57,173	(12)	*
Philip R. O’Connor	68,279	(13)	*
Terrence T. Schoeninger	632,037	(14)	1.5%
Donald A. Sherman	352,380	(15)	*
Robert M. Smith, Jr.	92,634	(16)	*
Robert F. Wright	39,914	(17)	*
Directors, Nominees for Director and Officers as a group (15 persons)	3,215,776	(18)	7.4%

*	Amount is less than 1% of Class.

(1)	Mr. Rosenkranz, as the beneficial owner of the general partner of Rosenkranz & Company, L.P., has the power to vote the shares of Class B Common Stock held by Rosenkranz & Company, L.P. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company, L.P. At March 31, 2009, a total of 2,628,195 of such shares were pledged as security in connection with a revolving line of credit and with a separate loan. No borrowings were outstanding under this line of credit on such date. In addition, Mr. Rosenkranz has direct or beneficial ownership of 525,094 additional shares of Class B Common Stock and direct or beneficial ownership of 121,172 shares of Class A Common Stock and may be deemed to be the beneficial owner of 200,000 shares of Class A Common Stock owned by a closely-held corporation. Mr. Rosenkranz disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. The remaining indicated shares of Class B Common Stock consist of 100,755 shares of Class B Common Stock which may be acquired pursuant to stock options within 60 days and 851,882 deferred shares of Class B Common Stock. The address of Rosenkranz & Company, L.P. and Mr. Rosenkranz is 590 Madison Avenue, New York, NY 10022.

(2)	Based on a Schedule 13G/A, dated February 13, 2009, filed with the Securities and Exchange Commission (“SEC”), EARNEST Partners, LLC is deemed to have beneficial ownership of 3,331,598 shares of the Company’s Class A Common Stock owned by clients of EARNEST Partners, LLC, of which EARNEST Partners, LLC is considered a beneficial owner since it shares the power to make investment decisions for those clients. No EARNEST Partners, LLC client’s interest relates to more than five percent of the class. The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(3)	Based on a Schedule 13G/A, dated February 9, 2009, filed with the SEC, Dimensional Fund Advisors, L.P. is deemed to have beneficial ownership of 3,147,533 shares of the Company’s Class A Common Stock owned by commingled group trusts and separate accounts that are managed by Dimensional Fund Advisors, L.P. All securities are owned by advisory clients of Dimensional Fund Advisors, L.P., no one of which, to the knowledge of Dimensional Fund Advisors, L.P., owns more than five percent of the class. Dimensional Fund Advisors, L.P. disclaims beneficial ownership of all such securities. The address of Dimensional Fund Advisors, L.P. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4)	Based on a Schedule 13G, dated February 5, 2009, filed with the SEC, Barclays Global Investors N.A., Barclays Global Fund Advisors and Barclays Global Investors, Ltd. are deemed to have beneficial ownership of 2,886,849 shares of the Company’s Class A Common Stock. Based on such filing, each of Barclays Global Investors N.A., Barclays Global Fund Advisors and Barclays Global Investors, Ltd. had sole power to dispose or to direct the disposition of with respect a portion of shares reported as being beneficially owned such date. The address of Barclays Global Investors is 400 Howard Street, San Francisco, CA 94105.

(5)	Of the indicated shares of Class A Common Stock, 211,379 shares are presently owned by a limited partnership beneficially owned by Mr. Brine and are deemed to be beneficially owned by Mr. Brine. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Brine’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(6)	Of the indicated shares of Class A Common Stock, 3,113 shares are presently owned by Mr. Burghart. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Burghart’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(7)	Of the indicated shares of Class A Common Stock, 4,847 shares are presently owned by Mr. Daurelle. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Daurelle’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(8)	Of the indicated shares of Class A Common Stock, 15,000 shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Fox’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(9)	The indicated shares of Class A Common Stock include 20,425 shares presently owned by Mr. Hirsh and 2,808 shares as to which Mr. Hirsh has shared voting and dispositive power. Mr. Hirsh disclaims beneficial ownership as to such 2,808 shares. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Hirsh’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(10)	All of the indicated shares of Class A Common Stock may be acquired pursuant to stock options within 60 days. Mr. Ilg’s address is c/o Safety National Casualty Corp., 1832 Schuetz Road, St. Louis, MO 63146.

(11)	Of the indicated shares of Class A Common Stock, 583 shares are presently owned by Mr. Litvack. The remaining shares may be acquired pursuant to stock options within 60 days. Mr. Litvack’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(12)	Of the indicated shares of Class A Common Stock, 4,403 shares are presently owned by Mr. Meehan. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Meehan’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(13)	Of the indicated shares of Class A Common Stock, 2,500 shares are presently owned by Mr. O’Connor. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. O’Connor’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(14)	Of the indicated shares of Class A Common Stock, 121,738 shares are presently owned by Mr. Schoeninger. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Schoeninger’s address is c/o Safety National Casualty Corp., 1832 Schuetz Road, St. Louis, MO 63146.

(15)	Of the indicated shares of Class A Common Stock, 192,370 shares are presently owned by Mr. Sherman. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Sherman’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(16)	Of the indicated shares of Class A Common Stock, 4,925 shares are presently owned by Mr. Smith. Of the shares presently owned, Mr. Smith has sole voting and dispositive power with respect to 3,485 shares and shared voting and dispositive power with respect to 1,440 shares. The remaining shares indicated consist of 65,600 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 22,109 Class A Common Stock restricted share units. Mr. Smith’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(17)	Of the indicated shares of Class A Common Stock, 6,674 shares are directly owned by Mr. Wright. In addition, each of Mr. Wright and a corporation wholly owned by Mr. Wright may be deemed to beneficially own 2,974 shares of such stock. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Wright’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(18)	Includes 2,250,995 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 22,109 Class A Common Stock restricted share units.

ELECTION OF DIRECTORS
The Board of Directors presently consists of twelve members and will be reduced to eleven members following the elections to occur at the 2009 Annual Meeting. Each director is elected annually to serve until his successor has been elected and qualified, or he has resigned or been removed from office. All nominees for election are currently directors of the Company and have been previously elected by the Company’s stockholders.
The Company’s Restated Certificate of Incorporation provides that the holders of Class A Common Stock are entitled to vote as a separate class to elect the Class A Director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company’s Class A and Class B Common Stock. As of the date of this Proxy Statement, this condition continues to be satisfied. Mr. Philip R. O’Connor was elected by the holders of the Class A Common Stock in 2008 as the Class A Director, and the Board of Directors has unanimously recommended Mr. O’Connor for re-election as the Class A Director in 2009.
It is intended that the shares of Common Stock represented by Proxies will be voted “for” the election of all such nominees unless a contrary direction is indicated on the Proxy. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason any nominee shall be unable to do so, Proxies that would otherwise have been voted “for” such nominee will instead be voted “for” a substitute nominee selected by the Board.
Nominees for Director
The following sets forth information as to each nominee for election at the 2009 Annual Meeting, including his age, positions with the Company, length of service as a director of the Company, other directorships currently held, if any, principal occupations and employment during the past five years and other business experience.
Robert Rosenkranz, 66, has served as the Chief Executive Officer of the Company since May 1987 and has served as Chairman of the Board of Directors of the Company since April 1989. He served as President of the Company from May 1987 to April 2006. He also serves as Chairman of the Board or as a Director of the Company’s principal subsidiaries and as Chairman and Chief Executive Officer of Delphi Capital Management, Inc. (“DCM”). Mr. Rosenkranz has served since October 1978 as either sole or managing general partner of Rosenkranz & Company, L.P. or as beneficial owner of its general partner. Mr. Rosenkranz founded Acorn Partners, L.P. in 1982 as a multi-manager, multi-strategy fund of hedge funds and, in 2004, founded Pergamon Advisors LLC (“Pergamon Advisors”), an investment adviser that, along with its affiliated entities, pursues a market neutral equity investment strategy.
Donald A. Sherman, 58, has served as the President and Chief Operating Officer of the Company and DCM since April 2006 and has served as a Director of the Company since August 2002. Mr. Sherman also serves as a Director of the Company’s principal subsidiaries. Mr. Sherman served as Chairman and Chief Executive Officer of Waterfield Mortgage Company, Inc. (“Waterfield”) since 1999 and as President of Waterfield from 1989 to 1999. From 1985 to 1988, he served as President and as a member of the Board of Directors of Hyponex Corporation (“Hyponex”) and from 1983 to 1985 served as Chief Financial Officer of Hyponex. From 1975 to 1983, he held various positions with the public accounting firm of Coopers and Lybrand and was elected to partner in 1981.
Robert M. Smith, Jr., 57, has served as Executive Vice President of the Company and DCM since November 1999 and as a Director of the Company since January 1995. He has also served as the Chief Investment Officer of Reliance Standard Life Insurance Company (“RSLIC”) and First Reliance Standard Life Insurance Company (“FRSLIC”) since April 2001. From July 1994 to November 1999, he served as Vice President of the Company and DCM. Mr. Smith also serves as a Director of the Company’s principal subsidiaries.
Kevin R. Brine, 58, has served as a Director of the Company since July 2004. He is Managing Director of Brine Management LLC, Artemis IV LLC and Caryatid LLC. Previously, he was a partner and board member of Sanford C. Bernstein & Co., Inc. Over his twenty-two year career at Sanford C. Bernstein & Co., Inc., Mr. Brine had senior management responsibilities for the firm’s U.S. Private Client Business and Global Institutional Asset Management Division. Mr. Brine has served as a trustee for the Whitney Museum of American Art and New York University as an Overseer for the Weill Cornell Medical College. Currently, he is an Overseer of the Faculty of Arts and Science at New York University and Chair of the Dean’s Counsel for the Division of Libraries at New York University. He is a trustee of the Jessica E. Smith and Kevin R. Brine Charitable Trust.
Edward A. Fox, 72, has served as a Director of the Company since March 1990. He served as Chairman of the Board of SLM Corporation from August 1997 until May 2005, and is currently a Director of Capmark Financial Group, Inc. From May 1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College, and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.

Steven A. Hirsh, 69, has served as a Director of the Company since August 2005. He has also served as Director of RSLIC and FRSLIC since January 1988. He currently serves as Chairman of the Board and President of Astro Communications, Inc., a provider of industrial lighting products. He previously served as a portfolio manager with William Harris & Company and predecessor firms for thirty-seven years.
Harold F. Ilg, 61, has served as a Director of the Company since August 2002. Since April 2008, he has served as Executive Vice President, Business Development of the Company and Chairman Emeritus of Safety National Casualty Corporation (“SNCC”), where he served as Chairman from January 1999 to April 2008. He serves on the Board of Directors of RSLIC, FRSLIC, and RSLIC-Texas. From April 1999 until October 2000, he served as President and Chief Executive Officer of RSLIC, FRSLIC, and RSLIC-Texas. Prior to January 1999, he served as Vice Chairman of the Board of SNCC, where he had been employed in various capacities since 1978.
James M. Litvack, 67, has served as a Director of the Company since August 2005. He has also served as a Director of FRSLIC since April 1990. He is an economic consultant and previously taught economics for 31 years at Princeton University, where he also served as Assistant Dean of the Faculty and as Executive Director of the Ivy League. He has served on numerous commissions advising on financial issues for the State of New Jersey.
James N. Meehan, 63, has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since July 1988 and FRSLIC since April 1993. Mr. Meehan retired from Banc of America Securities/Bank of America as a Managing Director in May 2002 after 15 years of service with the organization and its predecessors. During his tenure, he was responsible for the bank’s commercial relationships with the insurance industry. Mr. Meehan also serves as a director of Reassurance America Life Insurance Co. and American Fuji Fire and Marine Insurance Company.
Robert F. Wright, 83, has served as a Director of the Company since August 2005. He has also served as a Director of RSLIC and RSLIC-Texas since April 1990 and as a Director of FRSLIC since October 1989. He serves as the President and Chief Executive Officer of Robert F. Wright Associates, Inc., a business consultancy which he founded in 1988. Mr. Wright also serves as a director of The Navigators Group, Inc. and Universal American Corp.
Nominee for Class A Director
Philip R. O’Connor, 60 has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since March 1993. Dr. O’Connor is currently the President of PROactive Strategies, a provider of policy analysis and advice on insurance and energy regulation. Until November 2008, he also served as a Vice President of Constellation NewEnergy, Inc. (“CNE”), a provider of competitive retail electricity. He recently completed a year of service at the U.S. Embassy in Baghdad, Iraq as an advisor to the Iraqi Ministry of Electricity. Dr. O’Connor served as the Illinois Director of Insurance from 1979 to 1982. From 1983 through 1985, Dr. O’Connor was Chairman of the Illinois Commerce Commission, the utility regulatory body of Illinois, and he served on the Illinois State Board of Elections from 1998 until April 2004. After 1985, Dr. O’Connor formed Palmer Bellevue Corporation, an energy and insurance consulting firm that became a part of Coopers and Lybrand in 1993. In 1998, he established the Midwest business of CNE. He also serves as a member of the Board of the Big Shoulders Foundation for the schools of the Archdiocese of Chicago and is a member of the Board of the Loyola University Museum of Art in Chicago.
Directors’ Attendance
The Board of Directors held six meetings during 2008. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such incumbent was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such incumbent served. Directors are encouraged to attend each annual meeting of stockholders of the Company where practicable. All of the directors then serving attended last year’s annual meeting. The non-management members of the Board of Directors of the Company hold regularly scheduled executive sessions on a quarterly basis, and the presiding director for these sessions is selected by rotating among the chairs of the committees of the Board.
Communication with Board of Directors
Any stockholder or interested party may communicate with the Board of Directors, any Board committee or any individual director(s) by directing such communication in writing to the Company’s Secretary, at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. The communication should indicate whether the communicating party is a stockholder and whether it is a Board, Board committee or individual director communication, as the case may be. The Secretary will forward such communication to the members of the Board or of the relevant committee or individual director(s), as indicated in such communication.

CORPORATE GOVERNANCE
Director Independence
The Board has adopted categorical standards for evaluating the independence of its members. Under these standards, a director is presumed to be independent if (i) neither the director nor any immediate family member of the director (a “family member”) is currently employed or has been employed (as an executive officer, in the case of a family member) by the Company during the past three years; (ii) neither the director nor any family member has received in any twelve-month period within the past three years more than $100,000 in direct compensation from the Company, other than director and committee fees, or in the case of a family member, compensation received for service as a non-executive employee of the Company; (iii) neither the director nor any family member (a) is a current partner (or, in the case of a director, an employee) of a firm that is the Company’s external or internal auditor, (b) within the last three years was a partner or employee of such a firm and personally worked on the Company’s audit within that time, or, (c) in the case of a family member, is a current employee of such a firm and participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; (iv) neither the director nor any family member is currently employed or has been employed during the past three years as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee; and (v) the director is not an executive officer, and no family member is an employee, of a company that during the past three full calendar years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated revenues. In addition, under such standards, a director is not deemed to have a material relationship with the Company that impairs the director’s independence as a result of (i) the director or any family member being an executive officer, director or trustee of a foundation, university or other charitable or not-for-profit organization to which the Company or its charitable foundation makes contributions that did not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year during the preceding three years; (ii) the director’s beneficial ownership of less than 5% of the outstanding equity interests of an entity that has a business relationship with the Company; (iii) the director being an officer or director of an entity that is indebted to the Company, or to which the Company is indebted, where the total amount of the indebtedness was less than 3% of the total consolidated assets of such entity as of the end of the previous fiscal year; or (iv) the director (or an entity of which such director is an officer, employee or director) obtaining products or services from the Company on terms generally available to customers of the Company for such products or services. In making its independence determinations with respect to Messrs. Brine, Fox, Hirsh, Litvack, Meehan, O’Connor and Wright, the Board determined that none of such directors had any relationship with the Company that would be contrary to the provisions of these standards or the listing standards of the New York Stock Exchange (the “NYSE”). The Company’s director independence standards are available on its website (www.delphifin.com/corp_governance) and in print to any stockholder upon request.
Committees of the Board of Directors
The Board of Directors maintains three committees: the Compensation Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Audit Committee. Each of such committees is comprised solely of individuals who are directors who are independent as described above. Descriptions of these committees and their respective duties follow.
Compensation Committee
The responsibilities of the Compensation Committee include, among others, oversight and approval of the compensation of the Company’s executive officers, including the Chief Executive Officer, administration of the stock option and other stock-related plans of the Company, and making recommendations regarding the compensation of the Company’s outside directors. The Compensation Committee’s responsibilities and authority are described in greater detail in its written charter, which is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any stockholder upon request. The committee’s membership consists of Messrs. Wright (Chairman), Meehan and O’Connor. The Compensation Committee held eleven meetings during 2008. The Compensation Committee’s report is set forth on page 18 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
Messrs. Meehan, O’Connor and Wright, the directors who served on the Compensation Committee during 2008, are not “insiders” within the meaning of the Securities Act of 1933 (the “Securities Act”) and there were no “interlocks” within the meaning of the Securities Act.

Governance Committee
The Governance Committee consists of Messrs. O’Connor (Chairman), Brine and Fox. The Governance Committee, among other things, identifies and recommends to the Board nominees for election as directors, recommends committee appointments to the Board, oversees the Board’s performance evaluation processes and reviews proposed and existing related party transactions pursuant to the Company’s review policy for such transactions. See “Certain Relationships and Related Transactions” beginning at page 35 below. The Governance Committee’s responsibilities and authority are described in greater detail in its written charter. This charter, along with the Company’s Corporate Governance Guidelines and other Company corporate governance-related documents, are available on the Company’s website (www.delphifin.com/corp_governance) and in print to any stockholder upon request. The Governance Committee met four times in 2008.
For purposes of identifying Board nominees, the Governance Committee relies primarily on personal contacts of members of the Board and does not maintain a formal process in this regard. The Governance Committee will consider stockholder recommendations of Board nominees which are made in accordance with the requirements set forth below. The Company has not engaged the services of any third party search firm in connection with the identification or evaluation of potential Board nominees. While the Governance Committee has not adopted specific, minimum qualifications for director nominees, the Board has adopted, on the recommendation of the Governance Committee, criteria for the evaluation of such nominees, which form part of the Company’s Corporate Governance Guidelines. These criteria provide that the Board should be composed of individuals who have demonstrated substantial achievements in business, government, education or other relevant fields, and who possess the requisite intelligence, experience and education to make meaningful contributions to the Board, as well as high ethical standards and a dedication to exercising independent business judgment. The evaluative factors contained in the criteria address, in addition to various factors relevant to these general attributes, whether the nominee has the ability, in light of his or her personal circumstances, to devote sufficient time to carrying out his or her duties and responsibilities effectively.
Any stockholder recommendation of a Board nominee must be sent to the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, attention: Secretary, and must be received by the Secretary no later than November 30 of the calendar year preceding the Annual Meeting of Stockholders to which the recommendation relates. The recommendation must include information demonstrating that the person submitting the recommendation is in fact a stockholder, the proposed candidate’s written consent to the nomination, background information regarding the proposed candidate and an undertaking by the proposed candidate to provide any further information requested by the Governance Committee, including by means of an in-person interview. The Secretary will forward the recommendation to each member of the Governance Committee. The Governance Committee, with reference to the Board member criteria discussed above and taking into account the Board’s then-current needs, size and composition and any other factors it deems relevant, will determine whether to accept such recommendation.
Audit Committee
The Audit Committee consists of Messrs. Meehan (Chairman), Brine, Hirsh and Litvack. A copy of the Audit Committee’s charter is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any stockholder upon request. Pursuant to such charter, the Audit Committee, among other things, assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the Company’s internal audit function. Management has the primary responsibility for the Company’s financial statements and its reporting process, including its systems of internal controls, and for the assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The independent auditor is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing opinions as to the conformity of such financial statements with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. Each of the current members of the Audit Committee meets the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), in addition to the director independence standards described above. See “Director Independence” above. The Board of Directors has determined that Mr. Meehan is an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”). Further information concerning the Audit Committee and its activities is set forth in the Audit Committee’s report set forth on page 36 of this Proxy Statement. The Committee held eight meetings during 2008.

Code of Ethics
The Company has a written Code of Conduct that is applicable to all of the directors and employees of the Company and its subsidiaries, as well as a supplemental written Code of Ethics for Senior Financial Officers that applies specifically to the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Senior Vice President and Treasurer. Such Codes are available on the Company’s website (www.delphifin.com/corp_governance) and in print to any stockholder upon request. The Company intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics by posting such information on its website at the aforementioned address.
PROPOSAL TO RE-APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN
Upon the recommendation of the Compensation Committee, the Board of Directors has re-approved, subject to stockholder re-approval, the Company’s Annual Incentive Compensation Plan (the “Incentive Compensation Plan”). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of compensation expense that the Company can deduct for income tax purposes. In general, a public company cannot deduct annual compensation in excess of $1 million paid in a year to the chief executive officer or an executive officer whose compensation is required to be included in summary compensation table contained in the company’s proxy statement by reason of being one of its three most highly compensated executive officers other than its chief executive officer and chief financial officer. However, compensation that constitutes “qualified performance-based compensation” is not subject to this deduction limitation. In order to constitute “qualified performance-based compensation,” the material terms of the Incentive Compensation Plan must be approved by the stockholders at least once every five years. The Incentive Compensation Plan was originally approved at our 2004 Annual Meeting of Stockholders. Thus, to preserve the status of Company bonuses as performance-based compensation under the Code, and thereby to allow the Company to continue to fully deduct the compensation expense related to the awards made under the plan, we are now asking the stockholders to re-approve the Incentive Compensation Plan. The Incentive Compensation Plan, as proposed for re-approval, does not reflect any changes other than the inclusion of certain additional general types of criteria upon which performance goals designated by the Compensation Committee for a plan year may be based, and certain technical amendments intended to ensure that the plan and all awards thereunder continue to comply with the relevant provisions of the Code. If such stockholder re-approval is not obtained, bonuses or other performance-based compensation paid to the Company’s named executive officers under the Incentive Compensation Plan may not be fully tax deductible to the Company. The Company may pay compensation to any executive notwithstanding that the payment is not tax deductible; however, as noted below, the Compensation Committee will seek to structure the Company’s executive compensation arrangements in order to avoid limitations on deductibility where this result can be achieved consistent with achieving the purposes of these arrangements.
The following summary of the Incentive Compensation Plan, as amended, is qualified in its entirety by reference to the text of the Incentive Compensation Plan attached as Appendix A to this Proxy Statement.
Purpose of the Plan. The purpose of the Incentive Compensation Plan is to attract and retain executive officers of the Company by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company.
Administration. The Incentive Compensation Plan will be administered by the Compensation Committee, which shall be comprised solely of at least two persons who, to the extent required to satisfy the exception for “qualified performance-based compensation” under Section 162(m) of the Code, will be “outside directors” within the meaning of such section.
Subject to the express provisions of the Incentive Compensation Plan, the Compensation Committee has the authority to (i) establish performance goals for the granting of awards for each plan year, (ii) determine the executive officers who may potentially receive awards for each plan year, (iii) determine whether the performance goals for any plan year have been achieved, (iv) authorize payments of awards under the plan, (v) adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it deems advisable, and (vi) interpret the terms and provisions of the plan.
Determination of Awards. The amount of any award paid to a participant under the Incentive Compensation Plan for any plan year will be an amount not greater than $3 million, which amount will be determined based on the achievement of one or more performance goals established by the Compensation Committee with respect to such participant. Performance goals may vary from participant to participant and shall be based upon one or more of the following criteria, as the Compensation Committee may deem appropriate: appreciation in value of the Company’s stock; total Company shareholder return; operating income; pretax operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity (including operating earnings return on equity); growth in investable assets; return on designated assets; investment portfolio or subportfolio return; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; insurance premiums or liabilities (including premiums or liabilities attributable to one more types of new or existing insurance products) generated; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; and net profit margin. The performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of an index or benchmark or otherwise as determined by the Compensation Committee, and they may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. On or prior to the latest date permitted pursuant to Section 162(m) of the Code with respect to a plan year (generally, the 90th day of a plan year), the Compensation Committee will establish (i) the executive officers who may potentially receive an award for such plan year, (ii) the performance goals for such plan year, and (iii) the corresponding annual incentive compensation amounts payable under the plan upon achievement of the performance goals and satisfaction of any other conditions specified by the Compensation Committee.
Payment of Award. Annual incentive compensation (if any) payable to any participant for a plan year will be paid following the end of such plan year and on or prior to the fifteenth day of the third month following the end of the plan year, so long as the Compensation Committee has first certified in writing (i) that the applicable performance goal or goals with respect to the participant for such plan year was satisfied and the level of attainment of the goal, and (ii) the amount of each participant’s award. The Compensation Committee, unless it determines otherwise, may exercise negative discretion to reduce the amount that would otherwise be payable under an award by reason of the applicable performance goals having been achieved. Payments under the plan will be in cash, except that, to the extent shares are available under a separate equity compensation plan of the Company and permitted to be granted in connection with an incentive award, the Compensation Committee may also provide that an award will be paid in whole or in part in shares of the Company’s common stock or other Company common stock-based awards, in any case with a fair market value at the time of payment not greater than $3 million. If a participant dies after the end of a plan year but before receiving payment of any award, the amount will be paid to a designated beneficiary or, if no beneficiary has been designated, to the participant’s estate. Notwithstanding the foregoing, the Compensation Committee may determine, by separate agreement with any participant or otherwise, that all or a portion of an award for a plan year will be payable to the participant upon his or her death or disability, or upon a change of control of the Company.
Non-Transferability. No award or rights under the plan may be transferred or assigned other than by will or by the laws of descent and distribution.
Amendments and Termination. The Board of Directors may terminate the Incentive Compensation Plan and may amend it from time to time, except that no termination or amendment of the plan will materially and adversely affect the rights of a participant or a beneficiary with respect to previously certified annual incentive compensation. Amendments to the Incentive Compensation Plan may be made without stockholder approval except where such approval is required to satisfy Section 162(m) of the Code.
U.S. Federal Income Tax Consequences
The following is a general summary of certain federal income tax aspects with respect to the Incentive Compensation Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws
Participants in the Incentive Compensation Plan will recognize ordinary income in respect of the cash compensation paid under such plan.
The Company will generally be entitled to a deduction equal to the amount taxable as ordinary income to the participant, subject to the $1 million annual deduction limitation imposed by Section 162(m) of the Code. The Company intends that compensation paid to participants pursuant to the Incentive Compensation Plan will generally constitute “qualified performance-based compensation” under Section 162(m) of the Code and, consequently, should generally not be subject to this limitation.
The foregoing is based upon federal income tax laws and regulations as presently in effect and does not purport to be a complete description of the Federal income tax aspects of the Incentive Compensation Plan. Also, the specific state and local tax consequences to a participant and the Company may vary, depending upon the laws of the various states and localities and the individual circumstances of the participant.
Plan Benefits
The amount of benefits payable in the future under the Incentive Compensation Plan is not currently determinable as it is based on the future satisfaction of the conditions set forth in the plan.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR re-approval of the Annual Incentive Compensation Plan.

PROPOSAL TO INCREASE SHARES AVAILABLE UNDER THE 2003
EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN
Amendment to Share Plan. The 2003 Employee Long-Term Incentive and Share Award Plan (the “Share Plan”) was adopted by the Board of Directors and approved by the Company’s stockholders in 2003 and was amended in 2004, 2006 and 2007, in each case with stockholder approval, and in 2008. The Board of Directors has further amended the Share Plan, subject to stockholder approval, to increase the aggregate number of shares of Class A Common Stock reserved for issuance under the Share Plan by 2,500,000 to a total of 9,750,000. The stockholders are now requested to approve this amendment to the Share Plan. The purpose of the amendment is to ensure that a sufficient number of shares will be available under the Share Plan for the granting of stock options and other equity-related awards to employees and other individuals who, in the Compensation Committee’s judgment, can make substantial contributions to the long-term profitability and value of the Company, its subsidiaries or affiliates. The amendment is not contingent on stockholder approval of the option exchange program and the related amendment to the Share Plan being proposed for approval at the 2009 Annual Meeting, as described below. See “Proposal to Adopt Option Exchange Program and Approve Related Amendments to 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.” However, in the event that such program is approved and implemented by the Company, the need for this amendment will be heightened because the shares of Class A Common Stock underlying the stock options granted under the Share Plan which are surrendered under such program will not be available for future issuance under the Share Plan. In addition, all new options granted under such program in exchange for surrendered stock options, including the surrendered options that were granted under the Second Amended and Restated Employee Stock Option Plan (the “Restated Employee Plan”), will be granted under the Share Plan, since the term of the Restated Employee Plan has expired and option grants can no longer be made under the Restated Employee Plan.
In addition, the amendment would ensure that a sufficient number of shares will be available under the Share Plan for the making of new grants of approximately 1.4 million performance-contingent incentive options to purchase shares of Class A Common Stock, in the aggregate, to the members of executive management of RSLIC. While no Compensation Committee action has been taken as to the granting of such options, based on preliminary discussions, it is likely that in the near future, subject to stockholder approval of the amendment to the Share Plan, such options will be granted. It is anticipated that such options, if granted, would have a vesting structure generally similar to that of the performance-contingent incentive options previously granted to the members of executive management of RSLIC whose performance goals related to the 2004-2008 period. See “Compensation Discussion and Analysis — Share-Based Compensation — Options” beginning at page 21 below.
The following summary of the Share Plan, as amended to date, is qualified in its entirety by reference to the text of the Share Plan, as so amended, attached as Appendix B to this Proxy Statement. Such text reflects the additional amendment to the Share Plan in order to permit the implementation by the Company of an option exchange program that is being separately proposed for stockholder approval. See “Proposal to Adopt Option Exchange Program and Approve Related Amendments to 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.”
General. The Share Plan is intended to provide incentives to attract, retain and motivate employees and other participants in order to achieve our long-term growth and profitability objectives. The Share Plan provides for the grants of awards to employees and other individuals who, in the Compensation Committee’s judgment, can make substantial contributions to the long-term profitability and value of the Company, its subsidiaries or affiliates. The types of awards that may be granted are stock options, restricted shares, restricted share units, and other share-based awards (the “Awards”). An aggregate of 9,750,000 shares of Class A Common Stock, inclusive of the 2,500,000 additional shares contemplated by the proposed amendment to the Share Plan, have been reserved for issuance under such plan. In addition, the maximum number of shares of Class A Common Stock with respect to which options may be granted to an eligible participant under the Share Plan during any calendar year will be 1,125,000, and the maximum number of shares of Class A Common Stock with respect to which Awards intended to qualify as qualified performance-based compensation (other than options) may be granted to an eligible participant during any calendar year will be the equivalent of 337,500 shares. These share amounts are subject to antidilution adjustments in the event of certain changes in the capital structure of the Company, as described below. Shares issued pursuant to the Share Plan will be either authorized but unissued or treasury shares of Class A Common Stock.
Administration. The Share Plan is administered by the Compensation Committee, which consists entirely of non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code. Such committee determines the persons who will receive Awards, the types of Awards to be received and the terms and conditions thereof, and has the authority to waive conditions relating to an Award or accelerate vesting of Awards. Approximately 1,700 employees are currently eligible to participate in the Share Plan.

Awards. Incentive stock options (“ISOs”) intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of Class A Common Stock as the Compensation Committee determines. Such committee is authorized to set the terms relating to an option, including exercise price, vesting provisions (including any performance-related conditions to vesting) and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the Class A Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the options. The terms of ISOs will comply with the provisions of Section 422 of the Code. ISOs may only be granted to employees.
Awards of restricted shares will consist of Class A Common Stock and will be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. Such restrictions will lapse under such circumstances as such committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by such committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will generally be forfeited upon termination of service during the applicable restriction period.
A restricted share unit will entitle the holder thereof to receive either shares of Class A Common Stock or cash, as determined by the Compensation Committee, at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Compensation Committee may impose. Such restrictions will lapse under circumstances as the Compensation Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Compensation Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of service during any applicable deferral or restriction period.
The Compensation Committee is also authorized, subject to limitations under applicable law, to grant other share-based awards that may be denominated in, valued in, or otherwise based on, shares of the Class A Common Stock, as deemed by such committee to be consistent with the purposes of the Share Plan.
If the Compensation Committee determines that an award of restricted shares or restricted share units or an other share-based award to be granted under the Share Plan should qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting and/or settlement of such an Award shall be contingent upon achievement of preestablished performance objectives set forth below. The performance objectives may vary from individual to individual and will be based upon one or more of the following performance criteria as the Compensation Committee may deem appropriate: appreciation in value of the Class A Common Stock; total Company stockholder return; operating income; pretax operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity (including operating earnings return on equity); growth in investable assets; return on designated assets; investment portfolio or subportfolio return; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; insurance premiums or liabilities (including premiums or liabilities attributable to one more types of new or existing insurance products) generated; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; and net profit margin; or any of the above criteria as compared to the performance of a published or special index or benchmark deemed applicable by such committee.
Change of Ownership. In the event of a change of ownership of the Company (as defined in the Share Plan), all Awards granted under the Share Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately exercisable, all restrictions shall lapse, and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement.
Capital Structure Changes. Subject to any required stockholder action, the number of shares covered by each outstanding Award, and the price per share of any Award consisting of an option, will automatically be proportionately adjusted in order to take into account the effect of a subdivision or consolidation of the Company’s shares or the payment of a stock dividend (including a stock split effected through a stock dividend) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. In addition, if the Compensation Committee determines that any recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Share Plan, then such committee shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the Share Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination. The Share Plan may be amended, suspended or terminated by the Board of Directors at any time, in whole or in part. However, any such amendment, suspension or termination shall be subject to stockholder approval (i) if, and to the extent, required under the rules of any stock exchange or automated quotation system on which the Class A Common Stock may then be listed or quoted, and (ii) as it applies to ISOs, to the extent required under Section 422 of the Code. In addition, no amendment, suspension, or termination of the Share Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without such participant’s consent. The Compensation Committee may waive any conditions or rights of, amend any terms of, or amend, suspend or terminate, any Award granted, provided that, without such participant’s consent, such amendment, suspension or termination may not materially and adversely affect the rights of a participant under any Award previously granted to him or her.
Effective Date and Term. The Share Plan became effective as of April 1, 2003. Unless earlier terminated, the Share Plan will expire on April 1, 2013, and no further awards may be granted thereunder after such date.
Market Value. The per share closing price of the Class A Common Stock on March 31, 2009 was $13.46.
U.S. Federal Income Tax Consequences
The following is a general summary of the federal income tax consequences of the Share Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.
Stock Options. In general, the grant of an option will not be a taxable event to the recipient and will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Class A Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.
Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Class A Common Stock received upon exercise over the exercise price. The Company will generally be entitled to a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the Class A Common Stock received will be capital gain or loss, long-term or short-term, depending on the holding period for the Class A Common Stock.
Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). However, the exercise would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability. If an ISO granted under the Share Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Share Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by the Company) first becomes exercisable in any calendar year for Class A Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.
If shares of Class A Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If Class A Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction in an amount equal to the excess of the fair market value of the Class A Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the Class A Common Stock has been held. Where shares of Class A Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares have been held.
If an option is exercised through the use of Class A Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned Class A Common Stock and, thus, no gain or loss will be recognized with respect to such previously owned Class A Common Stock upon such exercise. The amount of any built-in gain on the previously owned Class A Common Stock generally will not be recognized until the new Class A Common Stock acquired on the option exercise is disposed of in a sale or other taxable transaction.

Restricted Shares. A participant who receives restricted shares will generally recognize ordinary income at the time that they “vest”; i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will be the fair market value of the Class A Common Stock at the time the income is recognized (determined without regard to forfeiture conditions), less the amount, if any, paid for the Class A Common Stock. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to unvested Class A Common Stock will be ordinary compensation income to the participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the Class A Common Stock, measured by the difference between the sale price and the fair market value on the date the Class A Common Stock vests, will be capital gain or loss, long-term or short-term, depending on the holding period for the Class A Common Stock. The holding period for this purpose will begin on the date following the date the Class A Common Stock vests.
In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to forfeiture conditions), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to Class A Common Stock as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.
Other Awards. With respect to restricted share units and other share-based awards under the Share Plan not described above, generally, in the case of a payment to a participant with respect to any such Award granted under the Share Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.
Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the Share Plan) by a public company to its chief executive officer and certain other executive officers to no more than $1 million each. Stock options granted and other Awards made under the Share Plan to date have been structured so that compensation arising out of such awards will be deductible and the Company will continue to do so in the future where this result can be achieved consistent with the purposes of the Company’s compensation programs. See “Executive Compensation — Compensation Discussion and Analysis — Tax Considerations” at page 23 below.
New Plan Benefits
Any future awards under the Share Plan will be made at the discretion of the Compensation Committee, and therefore it is not presently possible to determine either the benefits or amounts that will be received in the future by employees or other individuals pursuant to the Share Plan.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR approval of the amendment to the 2003 Employee Long-Term Incentive and Share Award Plan.

PROPOSAL TO ADOPT AN OPTION EXCHANGE PROGRAM AND APPROVE RELATED AMENDMENTS
TO THE 2003 EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN,
SECOND AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
AND SECOND AMENDED AND RESTATED LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
The Company grants stock options to provide incentives to attract, retain and motivate employees in order to achieve our long-term growth and profitability objectives. See “Executive Compensation — Compensation Discussion and Analysis — Share-Bared Compensation” beginning at page 21 below. These options have been granted under the Share Plan, the Restated Employee Plan and, in the case of options to Robert Rosenkranz, the Company’s Chief Executive Officer, the Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “Long-Term Incentive Plan”). These plans are referred to collectively below as the “Plans.” As has been the case for numerous financial institutions, including insurance companies, in light of the continuing crisis in the global economy and financial markets, the market price of the Company’s Class A Common Stock has significantly declined as this crisis has continued to unfold. This price decline has resulted in a substantial majority of our outstanding stock option grants being “underwater,” meaning that the option exercise price exceeds the current market price of the underlying stock. In numerous cases, the amount of this excess is substantial. These conditions have significantly lessened the value to the Company of its outstanding stock options in terms of employee retention and motivation, while, based on the applicable accounting rules, the compensation expenses to the Company associated with these options have not correspondingly decreased.
The Compensation Committee has determined that, to facilitate the retention and motivation of key employees, it would be in the best interests of the Company and its stockholders to implement the employee stock option exchange program described below (the “Exchange Program”), subject to stockholder approval. The Exchange Program would apply to stock options held by current employees of the Company and its subsidiaries (the “Eligible Employees”). If approved by stockholders, the Exchange Program would provide the Eligible Employees with the opportunity to exchange certain outstanding stock options that are “underwater” for new stock options having a lower exercise price and an approximately equivalent fair market value but covering fewer shares, all as described in more detail below. On March 31, 2009, 177 employees held stock options to purchase a total of 8,690,352 shares of the Company’s common stock with exercise prices ranging from $10.83 to $40.83 per share and having a weighted average exercise price of $26.99, as compared with the closing market price per share of Class A Common Stock on the NYSE on that day of $13.46. While the weighted average years remaining until expiration for these stock options is approximately 6.7 years, the Compensation Committee and the Board of Directors believe it is advisable to implement the Exchange Program at this time in order to be able to continue to retain and motivate the program participants, particularly given the current challenges faced by financial institutions such as the Company, and to permit the Company to obtain greater benefits in relation to the ongoing compensation expenses that are presently associated with its outstanding stock option awards.
In addition to the substantial benefits to the Company and its subsidiaries from the standpoint of the retention and motivation of our employees, we believe that the Exchange Program would be beneficial to stockholders by resulting in the cancellation of a larger number of outstanding stock options and their substitution by a significantly lower number of new options. In addition, by conducting the Exchange Program rather than, for example, either granting additional new option or other share-based awards while leaving the existing underwater stock options in place or cancelling the underwater options in exchange for cash payments, we are avoiding both potential additional dilution to our stockholders’ interests and significant compensation expenses.
Set forth below are summaries of the Exchange Program and the related amendments to the Plans that would permit the Exchange Program to be implemented.
Description of Exchange Program
General. Under the proposed Exchange Program, Eligible Employees would be given the opportunity to exchange their eligible stock options (the “Eligible Options”) for new options (the “New Options”) having a lower exercise price and relating to fewer shares, but intended to be of approximately equivalent fair market value.
The Exchange Program will not be implemented without stockholder approval. If the amendments to the Plans permitting the Exchange Program are approved by stockholders, the Compensation Committee will determine whether and when to initiate the Exchange Program or any exchange offer made to implement the Exchange Program. However, the Compensation Committee may determine not to initiate the Exchange Program whether or not it is approved by stockholders, and in all events, the Exchange Program will not be implemented by an exchange offer that begins after May 5, 2010. In no event may more than one offer to exchange be made for any Eligible Option. New Options will be granted under the Share Plan, in cases where they are granted in exchange for options granted under the Share Plan and the Restated Employee Plan. In the case of options granted to Mr. Rosenkranz under the Long-Term Incentive Plan, the New Options granted in exchange for such options will be granted under such plan and will relate to shares of the Company’s Class B Common Stock. Otherwise, all New Options will relate to shares of the Company’s Class A Common Stock.

Participation in the Exchange Program will be voluntary and each program participant may elect to exchange all or none of his or her Eligible Options for New Options on a grant-by-grant basis. Accordingly, the Company cannot predict how many Eligible Employees will participate, how many Eligible Options will be tendered or how many New Options will be issued. All Eligible Options that are not tendered in the Exchange Program will remain outstanding in accordance with their existing terms.
Eligible Employees. The Exchange Program will be open only to current employees of the Company and its subsidiaries who hold unexercised Eligible Options who remain employed through the date on which the New Options are granted under the Exchange Program.
Eligible Options. The minimum exercise price for a stock option to be covered by the Exchange Program (the “Minimum Exercise Price”) will be $18.00. However, depending upon the closing price per share of our Class A Common Stock on the NYSE on the date immediately preceding the date of the commencement of the Exchange Program (the “Program Measurement Price”), the Minimum Exercise Price will be adjusted in either of the following cases as follows:
(a) if the Minimum Exercise Price does not exceed the Program Measurement Price by at least 10%, the Minimum Exercise Price will be increased to the amount that is equal to 110% of the Program Measurement Price; and
(b) if the Minimum Exercise Price exceeds the Program Measurement Price by more than 30%, the Minimum Exercise Price will be decreased to the amount that is equal to 130% of the Program Measurement Price.
In either such case, the Minimum Exercise Price, as so calculated, will be rounded upward to the next highest whole cent. If neither of these cases is applicable, the Minimum Exercise Price will remain at $18.00.
Thus, for illustrative purposes only, if the date for the establishment of the Program Measurement Price had been March 31, 2009, then, based on the closing price per share of our Class A Common Stock on the NYSE for such date of $13.46, only stock options with an exercise price of $17.50 or greater would have been covered by the Exchange Program. Since the future market price of the Class A Common Stock cannot be predicted, the Program Measurement Price, the Minimum Exercise Price and the number of stock options that will actually be covered by the Exchange Program cannot be determined at present.
Exchange Ratios. The exchange ratios for stock options covered by the Exchange Program will be established shortly prior to the commencement of the Exchange Program. The ratio will be established for each grant of Eligible Options tendered for exchange at a level that is intended to result in such Eligible Options being exchanged for a number of New Options (rounded downward to the next lowest whole option) with a fair market value equal to the fair market value of the tendered Eligible Options. For this purpose, the fair market values of the tendered Eligible Options and of the New Options will be determined using the Black-Scholes option pricing model. The fair market values will vary as among the tendered Eligible Options based on their differing exercise prices and remaining terms, and such values will also be affected by the then-current fair market value and volatility of the Company’s Class A Common Stock and the amounts associated with the other inputs utilized under this pricing model. The fair market values of the New Options will be determined based on their having remaining terms equal to those of the Eligible Options for which they are exchanged (see “Vesting and Term of New Options,” below) and using inputs corresponding to those utilized under this pricing model for such Eligible Options, except that each of the New Options will be assumed for this purpose to have an exercise price equal to the Minimum Exercise Price, established as described above. Under this method of determination of the exchange ratios, such ratios will vary as among the tendered Eligible Options based on their differing exercise prices and remaining terms.
The exchange ratios will be established prior to the commencement of the Exchange Program. Thus, since the compensation expense to the Company resulting from the program will, under applicable accounting rules, be determined according to the relative values of the Eligible Options tendered and the New Options that are ultimately granted under the program, it is possible that some level of additional compensation expense to the Company may result from fluctuations in the price of our Class A Common Stock after the exchange ratios have been established but before the exchange actually occurs. See “Accounting Treatment” below. Accordingly, under the Exchange Program, the Company will reserve the right to adjust the exchange ratio for each grant of Eligible Options downward to such extent as the Compensation Committee, in its sole discretion, deems appropriate to minimize the amount of the additional compensation expense relating to such grant, subject to the limitation that no such exchange ratio will be reduced by more than 10%. As such, the Company does not expect that any incremental compensation expense resulting from the Exchange Program will be material.
Exercise Price of New Options. The exercise price under each New Option granted in the Exchange Program will be $18.00. However, depending upon the actual closing price per share of our Class A Common Stock on the NYSE on the date on which the

New Options are granted (the “Grant Date Stock Price”), this exercise price will be adjusted in either of the following cases in the following manner:
(a) if the Grant Date Stock Price does not exceed such exercise price by at least 10%, such exercise price will be increased to the amount that is equal to 110% of the Grant Date Stock Price; and
(b) if the Grant Date Stock Price exceeds such exercise price by more than 30%, such exercise price will be decreased to the amount that is equal to 130% of the Grant Date Stock Price.
The New Options’ exercise price, as so calculated, will be rounded upward, in either case, to the next highest whole cent. If neither of these cases is applicable, the New Options’ exercise price will remain at $18.00.
This method of establishing the New Options’ exercise price will ensure that such price will be at least 10%, but not more than 30%, above the current market price of our Class A Common Stock when they are granted. Since the exercise price under each New Option will, in all events, reflect a significant premium to the current market price of our stock at the time it is granted, the New Options will provide value to the program participants only to the extent that such price increases significantly over time, which will enhance the alignment of the interests of the Company’s employees and its stockholders.
Vesting and Term of New Options. The conditions to be met for vesting of a New Option will be the same as apply to the Eligible Option for which it is exchanged immediately prior to the exchange, if any such conditions then remain. The term during which a New Option can be exercised will be equal to the remaining exercise term for the Eligible Option for which the New Option is exchanged, as measured immediately prior to the exchange.
All other terms of the New Options will, in each case, be based upon the provisions of the Share Plan (or, in the case of New Options granted to Mr. Rosenkranz, the provisions of the Long-Term Incentive Plan) and any supplemental terms contained in the option agreement relating to the Eligible Options for which they were exchanged. For example, in the cases of exchanged Eligible Options having a performance-contingent incentive structure, the vesting of the New Options received in exchange will continue to be contingent upon the attainment of the same financial performance goals as for the exchanged Eligible Options.
Status of Exchanged Eligible Options. Shares underlying Eligible Options tendered for exchange will not be available for future issuance under any of the Plans.
Implementation of the Exchange Program. If stockholders approve the amendments to the Plans set forth below to allow the Exchange Program and the Compensation Committee determines to initiate the Exchange Program, Eligible Employees will be offered the opportunity to participate in the Exchange Program under an offer to exchange filed with the SEC no later than May 5, 2010 and distributed to all Eligible Employees holding Eligible Options. Eligible Employees will be given a period of at least 20 business days in which to accept such offer. For those Eligible Employees who accept the offer, the Eligible Options that they tender will be cancelled immediately upon expiration of the offer period and their New Options will be granted promptly thereafter. The Exchange Program and any exchange offer thereunder may be commenced at the sole discretion of the Compensation Committee, which may impose such additional terms, conditions, restrictions or requirements relating to such offer as it determines to be appropriate, subject to the requirements of the proposed amendments to the Plans. See “Amendments to the Plans” below.
Accounting Treatment. Under applicable accounting rules, the exchange of Eligible Options under the Exchange Program is treated as a modification by the Company of such options. Accordingly, the Company will recognize the unamortized compensation expenses associated with the tendered Eligible Options, as well as any incremental compensation expenses associated with the New Options granted in the Exchange Program, ratably over the remaining vesting period of the New Options (or immediately in the case of fully vested New Options). The incremental compensation expense will be measured for each grant of Eligible Options exchanged for New Options as the excess, if any, of the aggregate fair value of such New Options, measured as of the date the New Options are granted, over the aggregate fair value of the exchanged Eligible Options, measured immediately prior to their cancellation. Based on the method of establishment of the exchange ratios under the Exchange Program and the Company’s ability to adjust such ratios, as described above (see “Exchange Ratios”), the Company does not expect to recognize any material incremental compensation expense for financial reporting purposes as a result of the Exchange Program.
U.S. Federal Income Tax Consequences
The Company expects that each exchange of Eligible Options for New Options pursuant to the Exchange Program will be treated as a non-taxable event for federal income tax purposes. No income should be recognized for federal income tax purposes by the Company or the participants in the Exchange Program upon the cancellations of their exchanged Eligible Options or the grants of the New Options.

Amendments to the Plans
In order to permit the Company to implement the Exchange Program in compliance with the terms of the Plans and applicable New York Stock Exchange rules, the Plans have been amended, subject to stockholder approval, to add the new sections indicated below, as applicable:
2003 Employee Long-Term Incentive and Share Award Plan
“10. EXCHANGE PROGRAM
Notwithstanding any other provision of the Plan to the contrary, upon the approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the granting of Options relating to a lower number of Shares with a lower exercise price, provided that such one-time-only option exchange offer is implemented within twelve months of the date of such stockholder approval. Subject to the foregoing, the Committee shall be permitted to determine additional terms, conditions, restrictions or requirements relating to such exchange offer.”
Second Amended and Restated Employee Stock Option Plan
“14. EXCHANGE PROGRAM
Notwithstanding any other provision of the Plan to the contrary, upon the approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the granting of options pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan, as amended on April 6, 2009, relating to a lower number of Shares with a lower option price per Share, provided that such one-time-only option exchange offer is implemented within twelve months of the date of such stockholder approval. Subject to the foregoing, the Committee shall be permitted to determine additional terms, conditions, restrictions or requirements relating to such exchange offer.”
Second Amended and Restated Long-Term Performance-Based Incentive Plan
“11. EXCHANGE PROGRAM
Notwithstanding any other provision of the Plan to the contrary, upon the approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options held by Mr. Rosenkranz could, at his election, be tendered to the Company for cancellation in exchange for the granting of Options relating to a lower number of shares of the Company Class B Common Stock with a lower exercise price, provided that such one-time-only option exchange offer is implemented within twelve months of the date of such stockholder approval. Subject to the foregoing, the Committee shall be permitted to determine additional terms, conditions, restrictions or requirements relating to such exchange offer.”
Other material terms of the Plans are discussed elsewhere in this Proxy Statement. See “Proposal to Increase Shares Available Under the 2003 Employee Long-Term Incentive and Share Award Plan” and the discussions of the Plans following the table contained in “Executive Compensation — Grants of Plan-Based Awards in 2008” beginning at page 25 below.
New Plan Benefits
The benefits that will be received by or allocated to Eligible Employees under the Exchange Program are not currently determinable.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR approval of the Exchange Program and the related amendments to the 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and, based on such review and discussion, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2009 Annual Meeting of Stockholders.
Robert F. Wright, Chairman
James N. Meehan
Philip R. O’Connor
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.
The compensation decisions for the named executive officers relating to 2008 took into account, among other things, the Company’s unfavorable consolidated financial results and investment portfolio performance for the year resulting to a large extent from the continuing economic crisis and extraordinarily adverse conditions in the financial markets, the decline in the market price of the Company’s stock and, for the named executive officers employed by the Company’s insurance subsidiaries, the favorable operating performance of these subsidiaries for the year. Discussions relating to the Company’s consolidated financial results and insurance operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2008 Annual Report on Form 10-K. As reflected below, these considerations resulted in significant decreases in the elements of compensation for the named executive officers for 2008 as compared with recent prior years, including eliminations or reductions in the levels of their cash bonuses, the elimination of certain share-based awards of the types granted in preceding years. In addition, such officers’ base salaries for 2009 have been maintained at 2008 levels.
Compensation Objectives and Approach
The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual cash bonuses and share-based compensation. The Company emphasizes share-based compensation awards as a large proportion of the named executive officers’ total compensation in an effort to align their interests with those of the Company’s stockholders, since such awards will appreciate or depreciate in value to the extent that the market price of the Company’s common stock increases or decreases over time. These awards entail substantial time vesting requirements to facilitate continued employee retention and, in certain cases, are contingent on the satisfaction of multi-year performance goals, as described below.
The Compensation Committee believes that although a substantial portion of the compensation provided to the Company’s executive officers is performance-based, our executive compensation programs do not create incentives for excessive risk-taking. The structures of these programs, as described in more detail below, encourage the executive officers of the Company and of its subsidiaries, including the named executive officers, to remain focused on both short- and long-term operational and financial goals in several important respects. For example, under the terms of the deferred or restricted share units granted to the named executive officers, such officers are not entitled to receive the underlying shares of Company stock until after their termination of employment, thus encouraging a focus upon sustained long-term performance in our stock price. As another example, the multi-year performance goals under the performance-contingent incentive option programs for the executive officers of our insurance subsidiaries encourage them to focus on achieving strong financial performance for these subsidiaries over long-term periods.

Compensation Consultant and Peer Group
In order to assist the Compensation Committee in performing its functions, the committee has engaged Steven Hall & Partners (“SHP”), an expert independent compensation consulting firm. SHP provides research, analysis and recommendations to the Compensation Committee regarding the named executive officers’ and outside directors’ compensation, including as to both equity and non-equity compensation, based on directions provided to it by the Compensation Committee. SHP’s services and fees are subject to the review and approval of the Compensation Committee on an ongoing basis. SHP does not perform any services for the Company or its subsidiaries other than in its role as consultant to the Compensation Committee.
In connection with its services, SHP has assisted the Compensation Committee in establishing and maintaining a peer comparator group for compensation analysis purposes. The group utilized in 2008 consisted of the following companies in the life and property and casualty insurance sectors, reflecting the presence of the Company’s insurance subsidiaries in both sectors: Commerce Group, Inc.; FBL Financial Group, Inc., Harleysville Group Inc., HCC Insurance Holdings, Inc., Markel Corp., Philadelphia Consolidated Holding Corp., Presidential Life Corporation, Reinsurance Group of America, Inc., RLI Corp., StanCorp Financial Group, Inc., Torchmark Corporation, Universal American Corp., W.R. Berkley Corporation and Zenith National Insurance Corp. The members of this group were recommended by SHP to the Compensation Committee based upon SHP’s review of the universe of companies in the life and property and casualty insurance sectors and were selected by SHP based on such members’ market capitalizations, revenues and other financial and business characteristics it believed would make them appropriate to include in the group. The composition of the group is reviewed by SHP for appropriateness on a regular basis. SHP also compiles published compensation survey data for the Compensation Committee’s information and use in this regard. The Compensation Committee does not target compensation levels for the named executive officers to specified percentiles within the companies in the comparator group or survey data. Rather, the compensation information furnished by SHP is one of a number of factors, as described below, that the Compensation Committee considers in establishing the level and components of the compensation to the named executive officers. In addition, such information is used in the evaluation of whether the Company’s compensation practices are competitive in the marketplace.
Compensation Determination Process and Considerations
Mr. Rosenkranz makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are generally made annually and occur at the Compensation Committee’s first regular meeting of each calendar year occurring in February, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding calendar year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, the Compensation Committee holds one or more prior interim meetings in which Mr. Rosenkranz presents his preliminary compensation proposals relating to the named executive officers to be addressed upon in the February meeting, based on the anticipated full-year financial results for the Company and its subsidiaries. SHP provides advice, input and analysis as appropriate in connection with the Compensation Committee’s deliberations relating to these matters.
The Compensation Committee reviews and approves each element of compensation of the named executive officers. In establishing the levels and components of compensation to the named executive officers, the Committee, as a threshold matter, evaluates the Company’s (in the case of the named executive officers who are officers of the Company) and the relevant operating subsidiary’s (in the case of the named executive officers employed by such subsidiary) overall performance for the year, and conducts individualized evaluations with regard to each individual in determining the appropriateness of each individual’s elements and levels of compensation, considering, among other things, Mr. Rosenkranz’s input regarding these evaluations.
In setting Mr. Rosenkranz’s compensation, the Compensation Committee also considers the amounts earned by him under the investment consulting and management arrangements described below in order to assess the appropriateness of the overall remuneration in which Mr. Rosenkranz has a financial interest, and has concluded that such remuneration is fairly reflective of the substantial value furnished to the Company by him and his related entities. These arrangements are subject to review and approval at inception, and to regular periodic review, under the Company’s Review Policy for Related Party Transactions. In addition, with regard to Mr. Sherman, the Compensation Committee takes into account the payments received by him in respect of his services to various entities in which Mr. Rosenkranz has personal financial interests. See “Certain Relationships and Related Transactions” beginning at page 35 below.

Key elements considered in the Compensation Committee’s performance evaluations include corporate or subsidiary performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas or necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company, other opportunities potentially available to such officer and the comparator group compensation data discussed above. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.
Cash Compensation
We pay base salaries at levels we believe will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during 2008 are shown in the Summary Compensation Table at page 24 below. At Mr. Rosenkranz’s recommendation, in light of current economic conditions and the Company’s overall financial performance for 2008, the Compensation Committee determined not to implement any 2009 base salary increases for the senior officers of the Company and its respective subsidiaries, including each of the named executive officers.
Cash bonuses for the named executive officers, which are shown in the Summary Compensation Table in the Bonus and Non-Equity Incentive Compensation columns, where and as applicable, are established and determined, generally on an annual basis, in various ways. Similar to the approach taken in preceding years for Messrs. Rosenkranz and Sherman, various objective performance goals were adopted for them relating to the 2008 fiscal year under the Company’s Annual Incentive Compensation Plan, which plan is described above (see “Proposal to Re-Approve The Annual Incentive Compensation Plan”), as follows: (1) the attainment by the Company of operating earnings per share of at least $3.50; (2) an operating return on equity percentage of at least 12.5%; (3) the performance of the Company’s stock exceeding that of the S&P 500 Insurance Index; (4) the performance on a total return basis of the Company’s investment portfolio exceeding that of the Lehman Brothers (now Barclays Capital) U.S. Aggregate Index (the “Barclays Index”) by at least 100 basis points (1%); (5) the Company’s either (a) deploying in an investment subportfolio assets of at least $50 million which achieve a total return exceeding that of the Barclays Index by at least 200 basis points (2%) or (b) introducing a new category of insurance liabilities in the amount of at least $100 million with the related spread income, based upon the supporting investment subportfolio, exceeding 100 basis points (1%); and (6) the Company’s completing one of a specified group of capital markets and acquisition transactions. Operating earnings per share and operating return on equity are both non-GAAP financial measures under which GAAP net income is adjusted by excluding the after-tax effects of realized investment gains and losses and losses on redemptions of junior subordinated deferrable interest debentures, as applicable, extraordinary items and results from discontinued operations in order to focus on the performance of the Company’s continuing insurance operations. For each of the respective goals attained, each of Messrs. Rosenkranz and Sherman had the opportunity to earn a cash award equal to 50% and 35%, respectively, of his 2008 base salary, except for the operating earnings per share goal, where the percentage was 100% for Mr. Rosenkranz and 70% for Mr. Sherman, subject in each of these cases to the ability of the Compensation Committee to exercise negative discretion to reduce such award amounts. These percentages reflected a target level for Mr. Sherman’s bonus of 70% of that of Mr. Rosenkranz.
In addition, various objective performance goals were adopted under the Company’s Annual Incentive Compensation Plan for Mr. Schoeninger, who became the Chairman and Chief Executive Officer of SNCC in April 2008, as follows: (1) the attainment by SIG Holdings, Inc., SNCC’s immediate parent company (“SIG”), of pre-tax operating income in an amount of least $122.7 milllion; (2) SIG’s assets available for investment increasing during the year by an amount exceeding $129.3 million; and (3) SIG’s introducing one or more new insurance products during the year generating, in the aggregate, at least $3.3 million of incremental gross premium revenues for the year. For these purposes, pre-tax operating income and assets available for investment, which are both non-GAAP financial measures, are calculated in the same manner as for the SIG performance-contingent incentive option program discussed below (see “Share-Based Compensation — Options” below). These measures contain various pro forma adjustments, including, among others, the calculation of the investment income element of pre-tax operating income based on an assumed (rather than actual) investment portfolio yield, in order to focus on the insurance operating performance of SIG and its subsidiaries. For each goal attained, Mr. Schoeninger had the opportunity to earn a cash award equal to 50% of his 2008 base salary, except for the pre-tax operating income element, where the percentage was 100%, subject in each of these cases to the ability of the Compensation Committee to exercise negative discretion to reduce the award amount.

These bonus structures were designed to give Messrs. Rosenkranz, Sherman and Schoeninger opportunities to earn awards based on the accomplishment of objectives believed to be of substantial benefit to the Company, while also permitting the Compensation Committee to exercise discretion in adjusting the amounts of these awards to those it determines will appropriately compensate these officers in a manner that maximizes the tax deductibility by the Company of such awards under Section 162(m) of the Code. See “Tax Considerations” at page 23 below. Of the 2008 performance goals for Messrs. Rosenkranz and Sherman, only the Company stock performance goal was achieved and, upon the recommendation of Mr. Rosenkranz to the Compensation Committee, no cash bonus payments were made to either officer. In Mr. Schoeninger’s case, the pre-tax operating income goal for 2008 was achieved. The Compensation Committee then applied negative discretion, taking into account its evaluation of SNCC’s corporate performance on a stand-alone basis and the performance of SNCC’s executive management team as a whole, applying the evaluative factors discussed in the preceding section, to establish Mr. Schoeninger’s bonus for 2008 at a level equal to seventy percent of his 2008 base salary.
The annual cash bonuses for Messrs. Burghart and Daurelle, who are employed in the operations of RSLIC, are established under the RSLIC management incentive compensation plan. Under this plan, actions relating to their compensation are subject to the review and approval of the Compensation Committee. The criterion determining the level of the bonus attainable under this plan for 2008 consisted of the attainment by RSLIC and its affiliated life insurance companies of an operating income target for the year of $176.8 million which, if attained, would have resulted in Messrs. Burghart and Daurelle’s earning bonuses equal to 60% and 110%, respectively, of their 2008 base salaries, subject, in both cases, to a discretionary 10% upward or downward adjustment. Such adjustment applies uniformly to the annual bonuses of all participants in the RSLIC incentive plan and is based on an assessment of aspects of RSLIC’s corporate performance for the year beyond the level of operating income achieved, such as steps taken during the year to build for future corporate achievement and its teamwork with other members of the Company’s corporate group. Under this plan, if the operating income target is not attained, any bonuses to Messrs. Burghart and Daurelle, as well as the other plan participants, are payable solely on a discretionary basis. As with the operating earnings-related performance goals for Messrs. Rosenkranz and Sherman discussed above, this operating income target is a non-GAAP financial measure under which the after-tax effects of realized investment gains and losses, as applicable, extraordinary items and results from discontinued operations are excluded from GAAP net income in order to focus on the performance of RSLIC’s continuing insurance operations. In 2008, despite strong performance of its insurance operations for the year, RSLIC did not attain the 2008 operating income goal set forth in such plan due to a shortfall in its investment income. Based on this strong operating performance and taking into account the absence of involvement on the part of RSLIC management in the Company’s investment management function, the Compensation Committee approved, on a discretionary basis, awards to Messrs. Burghart and Daurelle of bonuses at levels equal to eighty percent of those that would have been earned had the RSLIC operating income goal been achieved.
Share-Based Compensation
General Objectives and Overview
As noted above, the Company believes that a large component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future continue to make, annual and other grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.
Share-based awards to the named executive officers take two different forms: options to purchase the Company’s Class A or Class B Common Stock, as applicable (referred to below as “options”), and deferred or restricted share units (“Share Units”), which entitle the recipient to receive a number of shares of Company Class A or Class B Common Stock, as applicable, equal to the number of such units upon the completion of a specified deferral period, along with dividend equivalents during the period that such units are outstanding. Such compensation is awarded under the Share Plan and, in the case of Mr. Rosenkranz, under the Company’s Second Amended and Restated Long-Term Performance-Based Incentive Plan. Summary descriptions of these plans begin at page 26 below.
Options
Options give the holder the right, generally for a period of ten years, to purchase a specified number of shares of Company stock at the exercise price, which is the closing price on the NYSE of the Company’s Class A Common Stock on the date of grant. The options will provide a financial benefit to the holder only to the extent that the price of our stock increases above the exercise price and the holder remains employed during the vesting period, which is generally five years, thus providing a substantial incentive for the employee to continue employment with the Company. Employees generally forfeit any options not vested at the time that their employment terminates. In addition, the options serve to align employees’ interests with those of our stockholders by providing an incentive to make contributions that will assist in increasing the market price of our stock. In this regard, while the Company had not since its inception repriced any of the options that have been granted under its plans, in light of the extraordinary circumstances arising from the ongoing crisis in the global economy and financial markets, the Compensation Committee, with the concurrence of the Board of Directors and subject to stockholder approval, has determined that it would be in the best interests of the Company and its stockholders to implement an option exchange program in order to facilitate the motivation and retention of key employees, including the named executive officers. See “Proposal to Adopt Option Exchange Program and Approve Related Amendments to 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.”
For the named executive officers employed by our insurance subsidiaries, we have emphasized the use of options having a performance-contingent incentive structure. The vesting of these options has been contingent upon the attainment by RSLIC, in the case of Messrs. Burghart and Daurelle, and SIG, in the case of Mr. Schoeninger, of financial performance goals for specified three and five year performance periods relating to the respective subsidiaries’ cumulative pre-tax operating income (as defined in the respective option agreements) for these periods. Pre-tax operating income, in both cases, is a non-GAAP financial measure that applies various adjustments in order to focus on the performance of the subsidiaries’ continuing insurance operations. In both cases, the options become exercisable if the specified goal is met; otherwise, a reduced number of such options become exercisable based on where the performance achieved falls within a specified range. If specified minimum performance targets for the respective three-year and five-year performance periods are not satisfied, the options are forfeited in their entirety. Thus, these options provide substantial incentives for performance that will serve the interests of the Company and its stockholders.
In the case of the SIG performance-contingent incentive option program relating to the 2003-2007 performance period, the performance goal for the full five-year period was attained; accordingly, 100% of the options of the program participants, including Mr. Schoeninger, became exercisable in February 2008. A similarly structured performance-contingent incentive option program was adopted by the Compensation Committee in February 2008 for the members of SNCC management, including Mr. Schoeninger, for the 2008-2012 performance period, which, like its predecessor program, contains three and five year performance periods, both of which begin with the 2008 fiscal year.
For the RSLIC performance-contingent incentive option program relating to the 2004-2008 performance period, the performance goal for the three-year performance period consisting of the 2004, 2005 and 2006 fiscal years had previously been attained and 50% of the program participants’ options, including Messrs. Burghart’s and Daurelle’s options, became exercisable in February 2007. Based on the level of attainment of the performance goal for the five-year performance period ending with 2008, which was materially adversely affected by the shortfall in investment income for 2008 discussed above (see “Cash Compensation” above), approximately 65% of the program participants’ remaining unvested options became exercisable pursuant to their terms. In March 2009, in recognition of RSLIC’s strong insurance operating performance over the options’ performance period and taking into account the absence of involvement on RSLIC management’s part for the Company’s investment management function, the Compensation Committee took action to effect the full vesting of the options that had not otherwise vested under the program based on the level of attainment of the performance goal for the five-year performance period.
Share Units
Share Units give the holder the right to receive one share of Company Class A or Class B Common Stock for each unit held and to receive dividend equivalents while the units are outstanding. As in the case of the options that we grant, Share Units are subject to substantial vesting requirements that provide the Company with significant benefits from the standpoint of employee retention. All of these requirements have been time-based to date. In addition, under the terms of the Share Units granted to date generally (and in all cases involving the named executive officers) the employee is not entitled to receive the shares of Company common stock underlying such Share Units until after the termination of employment, even after the applicable vesting period has been satisfied, thus further aligning the employee’s interests with those of the Company’s stockholders on a long-term basis, particularly in light of the downside risk to the holder of a decrease in their value to the extent that the price of our stock declines during the holding period. These terms also serve to maximize the tax deductibility by the Company of the compensation to the named executive officers associated with the Share Units.
2008 Grants and Granting Practices
In the cases of Messrs. Rosenkranz and Sherman, share-based awards have been made by the Compensation Committee over time on a discretionary basis, primarily in connection with the annual performance evaluations discussed above. At Mr. Rosenkranz’s recommendation, no share-based awards were made by the Compensation Committee to him or to Mr. Sherman at its February 2009 meeting in respect of their 2008 performance.
In August 2008, Mr. Rosenkranz exercised through net share settlement 536,583 options which were scheduled to expire in January 2009. The payments of the exercise price and required tax withholdings relating to such exercise were made through reductions of the number of shares issued by the Company pursuant to such exercise. Concurrently with such exercise, in order to maintain the level of his potential for participation in the appreciation of the Company’s stock after taking into account the shares of such stock surrendered pursuant to such exercise, and thus to provide a substantial additional incentive to Mr. Rosenkranz for the continued provision of services to the Company, Mr. Rosenkranz was granted 500,000 options which vest in five equal annual installments beginning one year after the grant date. The exercise price under these options was established at a level that was 15% above the NYSE closing price of the Company’s Class A Common Stock on the date of grant.
The Company has generally granted share-based awards to employees at a regular time each year. These grants have occurred at the regular Compensation Committee meeting held in February in which, as discussed above, the named executive officers’ performance evaluations are conducted. These meetings are in each case scheduled significantly in advance of their being held, without regard to any information or expectations regarding future Company financial performance or announcements. All option grants are made directly by formal action of the Compensation Committee, which has not delegated any option-granting authority to management.
Employment and Severance Agreements
The named executive officers, except as described below in the “Potential Payments on Termination or Change in Control” section beginning at page 31 below with respect to Mr. Schoeninger, do not have employment, severance or change-of-control agreements. Accordingly, the other named executive officers serve on an at-will basis, which would enable the Company to terminate their employment and to determine the terms of any severance arrangement at such time. In addition, the terms of the Company’s share-based awards, as discussed above, subject such awards to forfeiture if specified vesting requirements are not satisfied prior to a named executive officer’s leaving the Company.
Tax Considerations
Section 162(m) of the Code limits the deductibility of certain compensation for the Chief Executive Officer and the other named executive officers in excess of $1 million per year unless certain specified conditions are met. The Compensation Committee intends to establish and maintain executive compensation levels and programs that will serve the purposes described in this Compensation Discussion and Analysis. The Compensation Committee has structured the Company’s current executive compensation arrangements in order to avoid limitations on deductibility, and will continue to do so in the future where this result can be achieved consistent with achieving these purposes.

SUMMARY COMPENSATION TABLE
The following table sets forth, with the exceptions described in the following sentence, the compensation paid by the Company and its subsidiaries to the Chief Executive Officer, the Vice President and Treasurer (Chief Financial Officer), and the other three most highly compensated executive officers of the Company and its subsidiaries for the year ended December 31, 2008, the compensation paid by the Company to such individuals for the year ended December 31, 2007, and the compensation paid by the Company to such individuals for the year ended December 31, 2006. Such table does not set forth the compensation paid to Mr. Schoeninger for the years ended December 31, 2007 and December 31, 2006, during which he did not serve as an executive officer of the Company, or the compensation paid to Mr. Daurelle for the year ended December 31, 2006, for which he was not among the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compensation
		Salary ($)	Bonus ($)	Awards($)	Awards ($)	Compensation ($)	Earnings	($)	Total
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(2)	($) (5)	(6) (7)	$

Robert Rosenkranz,	2008	$832,750	$—	$—	$1,105,050	$—	$2,401,503	$49,174	$4,388,477
Chief Executive Officer of the Company	2007	792,750	—	1,250,000	291,806	1,200,000	2,224,697	107,491	5,866,744
	2006	755,000	—	3,000,000	—	1,500,000	1,824,326	233,814	7,313,140

Thomas W. Burghart,	2008	270,000	—	—	152,722	129,600	178,819	21,412	752,553
Senior Vice President and Treasurer of the	2007	240,000	—	—	476,100	132,000	20,182	17,698	885,980
Company	2006	187,751	—	—	464,389	103,032	32,570	12,648	800,390

Terrence T. Schoeninger	2008	696,839	—	—	304,290	516,581	—	12,650	1,530,360
Chief Executive Officer of SNCC

Donald A. Sherman,	2008	832,750	—	—	604,040	—	51,392	4,628	1,492,810
President and Chief Operating Officer of	2007	792,750	—	875,000	498,936	840,000	—	14,496	3,021,182
the Company	2006	531,404	—	700,000	246,958	700,000	—	69,195	2,247,557

Lawrence E. Daurelle,	2008	402,500	—	—	152,722	354,200	140,761	30,796	1,080,979
President and Chief Executive Officer	2007	350,000	—	—	476,100	423,500	22,880	34,236	1,306,716
of RSLIC

(1)	Amounts include amounts deferred by the named executive officers, where applicable, under RSLIC’s Retirement Savings (401(k)) Plan and Nonqualified Deferred Compensation Plan.

(2)	Bonus amounts paid with respect to the 2008 plan year under the Company’s Annual Incentive Compensation Plan and the RSLIC Management Incentive Compensation Plan are reported in the column “Non-Equity Incentive Plan Compensation.”

(3)	Amounts represent the Company’s compensation costs for financial reporting purposes for the applicable year according to Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123R”) relating to Share Units awarded to the respective named executive officers in relation to 2007 and 2006 performance. See Note M to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K. Effective on February 15, 2008, 42,896 Share Units were awarded to Mr. Rosenkranz, and 30,027 Share Units were awarded to Mr. Sherman. Effective on February 15, 2007, 73,475 Share Units were awarded to Mr. Rosenkranz, and 17,144 Share Units were awarded to Mr. Sherman. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(4)	Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options granted to the respective named executive officers in the applicable year and all prior years rather than values actually realized by such officers during the applicable year. See Note M to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. The Company’s compensation costs consisting of the options’ grant date values, as determined in accordance with SFAS 123R, are recognized ratably over the periods of service required for the grants to vest. Accordingly, ratable amounts were expensed in 2008 for grants made in 2004, 2005, 2006, 2007 and 2008, ratable amounts were expensed in 2007 for grants made in 2003, 2004, 2005, 2006 and 2007 and ratable amounts were expensed in 2006 for grants made in 2002, 2003, 2004, 2005 and 2006. Because the grants to Messrs. Rosenkranz and Sherman of options to purchase 128,689 and 90,082 shares of Class A Common Stock, respectively, in relation to their 2007 performance were made in February 2008, no compensation costs relating to these options were recognized by the Company in 2007. Similarly, because the grant to Mr. Sherman of options to purchase 51,432 shares of Class A Common Stock in relation to his 2006 performance was made in February 2007, compensation costs relating to these options were recognized by the Company beginning in 2007. These amounts do not necessarily reflect the values that will ultimately be realized with respect to the related option awards.

For Mr. Sherman, the Company’s 2006 compensation costs relating to options include the costs for options granted to him under the outside directors stock plan prior to his appointment as President and Chief Operating Officer. Upon such appointment, all of such options not then vested were forfeited; accordingly, these costs have been reduced to reflect the reversal of previously accrued costs with respect to the forfeited options.

(5)	Amounts consist of estimates of the increase in actuarial present value of the named executive officer’s accrued benefit under the Company’s retirement plans in 2008, 2007 and 2006. The key assumptions underlying these estimates are described in footnote 4 to the Pension Benefits Table on page 29. The amounts indicated for 2008 reflect a change in the discount rate utilized to 6.00% from the 6.50% rate utilized for 2007 and 2006, and the use of the 2008 Static Mortality Table for 2008 in place of the 1994 Group Annuity Reserving Table, which was utilized for 2007 and 2006. No amount is payable from the plans before a participant attains age 55 (except in the case of a disability retirement). These amounts do not necessarily reflect the benefits that will ultimately be realized with respect to these plans. No above-market earnings, for purposes of SEC rules, are paid under any Company non-qualified deferred compensation program. As of December 31, 2008, Mr. Sherman had completed less than 5 years of service and therefore his accumulated benefits had not yet vested.

(6)	The amounts indicated in the All Other Compensation column for 2008 relate to the following perquisites and other personal benefits:

Mr. Rosenkranz: services of a personal assistant ($44,199) and the personal use of a Company-provided car. In addition, the Company permitted the use of office space by personnel associated with a public policy initiative of a foundation sponsored by Mr. Rosenkranz; however, no aggregate incremental cost to the Company was associated with such use.

Mr. Burghart: personal use of a Company-provided car, a club membership and executive medical reimbursements.

Mr. Daurelle: personal use of a Company-provided car and executive medical reimbursements.

The amount indicated for Mr. Schoeninger in the All Other Compensation column for 2008 represents defined contribution plan contributions by SNCC.

(7)	The Company and its subsidiaries paid certain amounts in 2008, 2007 and 2006 under related party transactions to entities in which Mr. Rosenkranz had financial interests, portions of which were in turn earned by Mr. Rosenkranz in addition to the amounts set forth above. See “Certain Relationships and Related Transactions” beginning at page 35 below.
The following table provides information on options and Share Units granted and cash inventive plan awards, as applicable, to the named executive officers during the year ended December 31, 2008:
Grants of Plan-Based Awards in 2008

									All Other
								Stock	Option	Exercise
								Awards	Awards:	or Base
		Estimated Possible Payouts Under Non-			Estimated Possible Payouts Under Equity			Number of	Number of	Price of	Grant Date
		Equity Incentive Plan Awards (1)			Incentive Plan Awards			Shares of	Securities	Option	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	of Stock
		Amount	Amount	Amount	Amount	Amount	Amount	Units	Options	per Share	and Option
Name	Grant Date	$	$	$	#	#	#	#	#	($/sh)	Awards

Robert Rosenkranz	08/12/2008	$—	$—	$—	—	—	—	—	500,000 (3)	$29.84	$2,035,000
	02/15/2008	—	—	—	—	—	—	42,896 (4)	—	—	1,249,989
	02/15/2008	—	—	—	—	—	—	—	128,689 (5)	29.14	730,954
	02/15/2008	—	—	2,914,625	—	—	—	—	—	—	—

Thomas W. Burghart	02/15/2008	145,000	162,000	178,200	—	—	—	—	—	—	—

Donald A. Sherman	02/15/2008	—	—	—	—	—	—	30,027 (6)	—	—	874,987
	02/15/2008	—	—	2,040,238	—	—	—	—	—	—	—

Terrence T. Schoeninger	02/15/2008	—	—	1,741,288	—	—	225,000 (7)	—	—	29.14	1,550,250

Lawrence E. Daurelle	02/15/2008	398,475	442,750	487,025	—	—	—	—	—	—	—

(1)	The amounts indicated in the Maximum Amount column reflect the maximum possible 2008 cash incentive plan awards for the named executive officers, where applicable. The actual 2008 awards for such officers under such plans are indicated in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See “Compensation Discussion and Analysis — Cash Compensation” above.

(2)	The amounts indicated in this column represent the grant date fair values of the awards determined in accordance with SFAS 123R. See Note M to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining the SFAS 123R values of options. The SFAS 123R grant date fair values of the Share Units are determined by reference to the grant date fair value of the underlying shares.

(3)	Class B Common Stock options become exercisable in five equal annual installments, beginning on August 12, 2009.

(4)	Class B Common Stock Share Units granted with respect to Mr. Rosenkranz’s performance for 2007, which vest in three equal annual installments beginning on February 6, 2009. Dividend equivalents are paid with respect to these Share Units at the same rate and at the same time as the Company’s regular common stock dividends.

(5)	The options granted under the Share Plan become exercisable in five equal annual installments beginning with the first such installment occurring on February 6, 2009.

(6)	Class A Common Stock Share Units granted with respect to Mr. Sherman’s performance for 2007, which vest in three equal annual installments beginning on February 6, 2011. Dividend equivalents are paid with respect to these Share Units at the same rate and at the same time as the Company’s regular common stock dividends.

(7)	Class A Common Stock Share options granted on 02/15/2008 will become exercisable in the indicated number only to the extent that a specified cumulative financial performance target for the 2008-2012 period is satisfied.

Summary descriptions of the Company’s cash and share-based employee incentive compensation plans follow:
Annual Incentive Compensation Plan
Under the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”), its executive officers may earn annual bonus compensation contingent upon the attainment of certain pre-established performance goals adopted by the Compensation Committee in accordance with the plan’s terms. For a description of the Annual Incentive Plan, see “Proposal to Re-Approve the Annual Incentive Compensation Plan.” Messrs. Rosenkranz, Sherman and Schoeninger were the participants in the Annual Incentive Plan for 2008. See “Compensation Discussion and Analysis — Cash Compensation” above.
Long-Term Incentive Compensation Plan
The Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “Long-Term Incentive Plan”) for Robert Rosenkranz, the Chairman and Chief Executive Officer of the Company, is intended to provide Mr. Rosenkranz with a compensation arrangement that rewards him for his contributions to the performance of the Company and enhancement of the interests of the Company’s stockholders. The Compensation Committee administers the Long-Term Incentive Plan and has the authority to determine the number of shares subject to any award, to grant awards annually, or at such other times as it deems appropriate, in accordance with the plan and to interpret the plan.
Following each fiscal year of the Company for which the Long-Term Incentive Plan is in effect, the Compensation Committee determines whether and to what extent to grant an award for such year (including the number of shares subject to any award it determines to grant), and the composition of such award as between Class B Common Stock Share Units and Class B Common Stock options, based on such criteria relating to Mr. Rosenkranz’s performance, the Company’s performance, the Company’s stock performance and such other factors for or relating to such year as it, in its sole discretion, deems relevant or, if applicable, the extent to which Mr. Rosenkranz is entitled to an award for such year based on the satisfaction of the performance criteria previously established by the Compensation Committee in its sole discretion for such year.
The exercise price under options granted under the Long-Term Incentive Plan is determined by the Compensation Committee, but may not be less than the closing price on the NYSE of the Company’s Class A Common Stock on the date of grant, and the term of the options is ten years from the date of grant. Options become exercisable thirty days after the date of grant or such other time or times as determined by the Compensation Committee with respect to a particular award of such options. Mr. Rosenkranz is entitled to receive shares of Class B Common Stock in respect of Share Units awarded under the Long-Term Incentive Plan in connection with various specified events of termination of his employment, subject to the satisfaction of the supplemental vesting requirements imposed by the Compensation Committee in connection with the granting of such awards, which have generally been time-based. The Long-Term Incentive Plan also provides for payments to Mr. Rosenkranz in respect of any “golden parachute” excise tax imposed with respect to awards granted under the plan. See “Potential Payments on Termination or Change in Control”, beginning at page 31 below.
The Long-Term Incentive Plan will terminate on December 31, 2013.
Employee Stock Option Plans
Second Amended and Restated Employee Stock Option Plan
The Second Amended and Restated Employee Stock Option Plan (the “Employee Option Plan”) was originally adopted in 1987, and was amended and restated in 1994 and in 1997 and further amended in 2001. The Employee Option Plan’s term expired on May 13, 2007 and no further grants will be made thereunder. The Employee Option Plan provided for a total of 7,650,000 shares of Class A Common Stock which may be issued upon exercise of options granted thereunder, of which 7,554,586 options were granted, net of option forfeitures and expirations. As of March 31, 2009, 6,151,231 of such options have been exercised. These exercises reduced the total number of exercisable Class A Common Stock options outstanding to 1,403,355, of which 1,154,714 options were vested as of March 30, 2009. Such outstanding options expire between 2009 and 2016. Options granted under the Employee Option Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the NYSE for such date.

2003 Employee Long-Term Incentive and Share Award Plan
Under the Share Plan, a total of 9,750,000 shares of Class A Common Stock, including the 2,500,000 shares that would be added by the proposed amendment to such plan, are reserved for issuance upon the exercise of options, restricted shares, restricted share units (representing the right to receive shares of Class A Common Stock or cash, as applicable, at the end of the specified deferral period), and other share-based awards granted thereunder. For a description of the Share Plan and the proposed amendment thereto, see “Proposal to Increase Shares Available Under the 2003 Employee Long-Term Incentive and Share Award Plan.”
As of March 30, 2009, performance-contingent incentive options for 4,830,000 shares of Class A Common Stock and options for 1,280,988 shares of Class A Common Stock with time-vesting provisions have been granted under the Share Plan, net of forfeitures. 130,608 Class A Common Stock Share Units have been granted under the Share Plan. As of March 30, 2009, options for 421,750 shares of Class A Common Stock have been exercised. These exercises reduced the total number of outstanding options exercisable for Class A Common Stock to 5,689,238, of which options for 3,430,586 shares of Class A Common Stock were vested as of March 30, 2009. Options currently outstanding under the Share Plan expire between 2013 and 2018. Options granted under the Share Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. The exercise price under such options is the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the NYSE for such date. The Share Units that have been granted to date under the Share Plan are subject to time-vesting provisions of various durations.
The following table provides information concerning unexercised options, Share Units that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of the most recently completed fiscal year. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.
Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards						Stock Awards
										Equity
									Equity	Incentive Plan
				Equity					Incentive Plan	Awards:
				Incentive Plan					Awards:	Market or
				Awards:				Market	Number of	Payout Value
	Number of	Number of		Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have not	Have not	have not	have not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Robert Rosenkranz	75,018	300,076	(1)	—	$40.1800	08/23/2017
	—	128,689	(1)	—	29.1400	02/15/2018
	—	500,000	(1)	—	29.8400	08/12/2018
							24,452 (2)	$450,895	—	$—
							48,983 (3)	903,247	—	—
							42,896 (4)	791,002	—	—

Thomas W. Burghart	22,500	—		—	$14.6667	05/22/2010
	225,000	—		—	27.8733	04/22/2014
	75,000	—		—	31.1000	12/28/2015

Donald A. Sherman	6,420	—		—	$17.5245	08/14/2012
	7,668	—		—	19.5600	05/29/2013
	5,696	—		—	26.3333	05/06/2014
	4,038	—		—	27.8533	05/25/2015
	60,000	90,000	(5)	—	36.0533	04/19/2016
	7,600	11,400	(5)	—	34.6200	06/08/2016
	10,286	41,146	(5)	—	40.8300	02/16/2017
	—	90,082	(5)	—	29.1400	02/15/2018
							17,144 (6)	316,135	—	—
							30,027 (7)	553,698	—	—

Terrence T. Schoeninger	56,250	—		—	$13.1111	01/11/2010
	78,713	—		—	13.1111	01/11/2010
	37,836	—		—	13.1111	01/11/2010
	337,500	—		—	19.3111	05/28/2013
	—	—		225,000 (8)	29.1400	02/15/2018

Lawrence E. Daurelle	225,000	—		—	$27.8733	04/22/2014
	75,000	—		—	31.1000	12/28/2015

(1)	The unexercisable options expiring on 08/23/2017 were granted to Mr. Rosenkranz on 08/23/2007 and will vest in equal installments on 08/23/2009, 08/23/2010, 08/23/2011 and 08/23/2012. The unexercisable options expiring on 02/15/2018 were granted to Mr. Rosenkranz on 02/15/2008 and will vest in equal installments on 02/06/2009, 02/06/2010, 02/06/2011, 02/06/2012 and 02/06/2013. The unexercisable options expiring on 08/12/2018 were granted to Mr. Rosenkranz on 08/12/2008 and will vest in equal installments on 08/12/2009, 08/12/2010, 08/12/2011, 08/12/2012 and 08/12/2013.

(2)	Class B Common Stock Share Units granted on 02/08/2006 subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares must occur on or after February 8, 2009. This requirement is eliminated in three equal installments, beginning on the first anniversary of the grant date.

(3)	Class B Common Stock Share Units granted on 02/16/2007, subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares must occur on or after February 8, 2010. This requirement is eliminated in three equal installments, beginning on the first anniversary of the grant date.

(4)	Class B Common Stock Share Units granted on 02/15/2008, subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares must occur on or after February 6, 2011. This requirement will be eliminated in three equal installments, beginning on the first anniversary of the grant date.

(5)	The unexercisable options expiring on 04/19/2016 were granted to Mr. Sherman on 04/19/2006 and will vest in equal installments on 04/19/2009, 04/19/2010 and 04/19/2011. The unexercisable options expiring on 06/08/2016 were granted to Mr. Sherman on 06/08/2006 and will vest in equal installments on 06/08/2009, 06/08/2010 and 06/08/2011. The unexercisable options expiring on 02/16/2017 were granted to Mr. Sherman on 02/16/2007 and will vest in equal installments on 02/07/2009, 02/07/2010, 02/07/2011 and 02/07/2012. The unexercisable options expiring on 02/15/2018 were granted to Mr. Sherman on 02/15/2008 and will vest in equal installments on 02/06/2009, 02/06/2010, 02/06/2011, 02/06/2012 and 02/06/2013.

(6)	Class A Common Stock Share Units granted on 02/16/2007 vest in three equal annual installments beginning on February 7, 2010.

(7)	Class A Common Stock Share Units granted on 02/15/2008 vest in three equal annual installments beginning on February 6, 2011.

(8)	Class A Common Stock Share options granted on 02/15/2008 will become exercisable in the indicated number only to the extent that a specified cumulative financial performance target for the 2008-2012 period is satisfied.
The table below provides information relating to the number of shares of Common Stock acquired by the named executive officers during 2008 upon the exercise of options and the number of such officers’ Share Units that vested during such year.
Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Robert Rosenkranz	536,583	$2,328,985	(1)	$(1)

Thomas W. Burghart	—	—	—	—

Donald A. Sherman	—	—	—	—

Terrence T. Schoeninger	—	—	—	—

Lawrence E. Daurelle	—	—	—	—

(1)	During 2008, the vesting requirements with respect to 24,452 and 24,492 of the Class B Common Stock Share Units granted to Mr. Rosenkranz on 02/08/2006 and 2/16/2007, respectively, were satisfied. However, under these units’ terms, the underlying shares of Class B Common Stock, which, based on the closing price of the Company’s Class A Common Stock on the respective vesting dates, had an aggregate value of $1,459,968, will not be received by him until after the termination of his employment. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units” Above. The aggregate value of these underlying shares, as of year-end 2008, is included in the Aggregate Balance column of the table contained in the Nonqualified Deferred Compensation section below.

Equity Compensation Plan Information
The following table summarizes the number of shares of Class A Common Stock and Class B Common Stock issuable under the Company’s equity compensation plans as of December 31, 2008.

			(c)
			Number of
			Securities Remaining
			Available for
	(a)	(b)	Future Issuance Under
	Number of Securities	Weighted-average	Equity Compensation
	To be Issued Upon	Exercise	Plans (Excluding
	Exercise of Outstanding	Price of Outstanding	Securities Reflected
	Options	Options	in Column (a))

Equity compensation plans approved by stockholders:

Class A Common Stock	7,497,421	$26.37	1,651,113 (1)
Class B Common Stock	1,003,783	33.61	3,814,811 (2)

Total	8,501,204	27.23	5,465,924

Equity compensation plans not approved by stockholders:	None	—	None

(1)	Of these shares, 261,104 shares of Class A Common Stock were available for purchases pursuant to the Company’s Employee Stock Purchase Plan. These shares may be purchased by employees at 85% of the market value under the terms and conditions set forth in the plan.

(2)	Under the Long-Term Incentive Plan, a maximum annual award may be granted of up to 357,723 Stock Units, plus the Carryover Award Amount, as then in effect, per year over the ten-year term ending on December 31, 2013. A Stock Unit consists of Class B Common Stock Share Units, each of which individual units represents one Stock Unit, and options to purchase shares of Class B Common Stock, each of which individual options represents one-third of one Stock Unit. The Carryover Award Amount consists of 715,446 Class B Common Stock Share Units and 2,146,329 Class B Common Stock options.
Retirement Plan Benefits
The table below shows the present value of the accumulated benefits payable to the named executive officers under the RSLIC Pension Plan (the “Pension Plan”), the RSLIC Supplemental Executive Retirement Plan (the “SERP”) and the Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the “DCM Pension Plan”) utilizing assumptions consistent with those used for purposes of the Company’s financial statements as of December 31, 2008. Descriptions of the terms of these plans follow.
Pension Benefits
as of Fiscal Year End
December 31, 2008

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan	Service (#) (1)	Benefit ($) (2)	Year ($)

Robert Rosenkranz	Pension Plan	21	$691,515	$—
	DCM Pension Plan	31	12,530,598	—
Thomas W. Burghart	Pension Plan	29	351,354	—
	SERP	29	161,581	—
Donald A. Sherman	Pension Plan	3	64,338 (3)	—
	SERP	3	37,435 (3)	—
Terrence T. Schoeninger (4)	—	—	—	—
Lawrence E. Daurelle	Pension Plan	14	272,286	—
	SERP	14	159,922	—

(1)	Equals the number of years of credited service as of December 31, 2008. One year of credited service is provided for every year of employment in which 1,000 hours are completed. The years of Mr. Rosenkranz’s credited service, for purposes of the DCM Pension Plan, include ten years of service provided to Rosenkranz & Company, L.P. prior to the formation of the Company.

(2)	Estimated actuarial present values determined using the same assumptions and methods used in determining expense in the Company’s 2008 financial statements, including, among others, a discount rate of 6.00%, the use of the 2008 Static Mortality Table, the election of a straight life annuity and the commencement of benefits at age 65. $4,194,097 of the present value amount indicated for Mr. Rosenkranz with respect to the DCM Pension Plan results from the additional years of credited service described in footnote 1 to this table.

(3)	As of December 31, 2008, Mr. Sherman had completed less than 5 years of service and therefore the accumulated benefits indicated for him had not yet vested.

(4)	Mr. Schoeninger, as an employee of SNCC, does not participate in the referenced plans.

Pension Plan
The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan that provides retirement and, in certain instances, death benefits to employees of RSLIC, FRSLIC and DCM, including the named executive officers employed by such companies.
Formula. The annual benefit under the Pension Plan at an employee’s normal retirement age of 65 is determined by adding (i) the employee’s years of service up to 35 years multiplied by the sum of (a) 0.85% of the employee’s average compensation (which, for such purpose, consists primarily of the employee’s taxable income as reported on Form W-2, with certain exclusions) for the five consecutive calendar years in the last ten years of participation prior to retirement for which such average would be the highest (“Average Compensation”) up to the Social Security covered compensation level and (b) 2% of the employee’s Average Compensation in excess of the Social Security covered compensation level, plus (ii) 1% of the employee’s Average Compensation multiplied by his years of service in excess of 35. Under the Code, compensation for 2008 includible for purposes of determining benefits under the Pension Plan was limited to $230,000. Employees are eligible to participate in the Pension Plan following the completion of one year of service and the attainment of age 21 and generally continue to accrue benefits until termination of employment.
Vesting. Benefits vest after five years of service with RSLIC, FRSLIC and/or DCM.
Retirement Age. A participant becomes eligible to receive benefits at the normal retirement age of 65. Early retirement at the attainment of age 55 is available to a participant with at least ten years of service. At present, Messrs. Rosenkranz and Daurelle satisfy these eligibility requirements. If early retirement is elected, benefits are reduced by 6.67% for each of the first five years, and 3.3% for each of the next five years, by which the retirement commencement date precedes the normal retirement age.
Forms of Benefit. Employees may elect to receive pension benefits under a single life annuity; otherwise, in the case of married employees, benefits will be paid in the form of a 50% joint and survivor benefit. Optional forms of payment also include an actuarially reduced 100% contingent annuity and a life annuity with 10 years certain. The Pension Plan also provides survivor benefits to the spouse of an employee who dies with a vested benefit.
SERP
The SERP provides employees of RSLIC, FRSLIC and DCM with the opportunity for retirement income supplemental to that furnished under the Pension Plan by increasing the amount of compensation includible for purposes of determining pension benefits above the amount permitted under the Pension Plan due to the Code limit discussed in the preceding section. The SERP is not qualified under the Code and is unfunded. Retirement benefits under the SERP are calculated in substantially the same manner as under the Pension Plan, except that the maximum compensation includible under the SERP for 2008 was $347,060. This amount is increased annually by the Social Security Cost of Living Adjustment. The annual benefit payable under the SERP is reduced by the annual benefit payable under the Pension Plan. The other terms and conditions of the SERP are substantially similar to those of the Pension Plan.
DCM Pension Plan
The DCM Pension Plan is a nonqualified defined benefit pension plan that provides Robert Rosenkranz with retirement benefits supplemental to those furnished under the Pension Plan.
The annual benefit under the DCM Pension Plan at age 65 is determined by adding (i) Mr. Rosenkranz’s years of service (which, for this purpose, include his years of service with Rosenkranz & Company, L.P. prior to the formation of the Company) up to 35 years multiplied by the sum of (a) 0.85% of his Average Compensation up to the Social Security covered compensation level and (b) 2% of his Average Compensation in excess of the Social Security covered compensation level, plus (ii) 1% of his Average Compensation multiplied by his years of service in excess of 35, and subtracting from such sum the amount of the benefit payable to him under the Pension Plan. The DCM Pension Plan is unfunded; however, plan payments are unconditionally guaranteed by the Company under a guarantee agreement between the Company and Mr. Rosenkranz. Mr. Rosenkranz does not participate in the SERP.
The other terms and conditions of the DCM Pension Plan are substantially similar to those of the Pension Plan.

Nonqualified Deferred Compensation
Under the RSLIC Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), certain employees of RSLIC, FRSLIC and DCM, including the named executive officers employed by these companies, can elect on an annual basis to defer from 1% to 10% of their cash compensation to be earned during the following year, with deferred amounts, plus investment earnings thereon, to be paid in accordance with the officers’ elections with regard to the timing and form of distributions following the termination of employment. Amounts deferred can be allocated to investment options comparable to the mutual fund options available under RSLIC’s 401(k) plan. Participant accounts are credited with matching contributions equal to 50% of the amounts deferred by the participant, up to a maximum match of 4% of the participant’s total compensation, reduced by the matching contributions made for the participant to the 401(k) Plan.
As part of the share-based component of the Company’s compensation program, Share Units are granted to certain of the named executive officers. As discussed above, these officers are not entitled to receive the shares of Company common stock underlying such Share Units until after the termination of employment, subject to a further six-month deferral period where required by Section 409A of the Code. Accordingly, the ability of an employee to realize monetary benefit from his Share Units, other than the dividend equivalents thereon, is deferred until such termination and the expiration of any required additional deferral period. See “Compensation Discussion and Analysis — Share-Based Compensation” above.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	In Last	In Last	In Last	Distributions In	At Last
Name	Fiscal Year ($)	Fiscal Year ($)	Fiscal Year ($)	Last Fiscal Year ($)	Fiscal Year End ($)

Robert Rosenkranz	$—	$—	$—	$352,939 (1)	$16,687,665 (2)
Thomas W. Burghart	20,100 (3)	3,038	(17,819)	—	35,675
Donald A. Sherman	—	—	—	18,397 (4)	869,833 (5)
Terrence T. Schoeninger	—	—	—	—	—
Lawrence E. Daurelle	82,600 (3)	3,150	(191,032)	—	443,894

(1)	Amounts consist of dividend equivalents paid in 2008 with respect to the Share Units described in footnote 2.

(2)	Includes 788,640 vested and 116,331 unvested Class B Common Stock Share Units, as to which the underlying shares of Class B Common Stock will not be received by Mr. Rosenkranz until after the termination of his employment, assuming, in the case of the unvested units, the satisfaction of their vesting requirements. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units” above. The grants of these Share Units were previously reported as compensation to Mr. Rosenkranz in prior years’ proxy statements in the Summary Compensation Tables relating to the years as to which such grants were made.

(3)	The amounts indicated in the Executive Contributions column are included in the Salary amounts for Messrs. Burghart and Daurelle reflected in the Summary Compensation Table.

(4)	Amount consists of dividend equivalents paid in 2008 with respect to the Share Units described in footnote 5.

(5)	Includes 47,171 unvested Class A Common Stock Share Units as to which the underlying shares of Class A Common Stock will not be received by Mr. Sherman until after the termination of his employment, assuming the satisfaction of the units’ vesting requirements. See “Compensation Discussion and Analysis — Share-Based Compensation — Share Units.”
Potential Payments on Termination or Change in Control
The Company’s change of control-related severance agreements and employment agreements for its named executive officers are described in this section. This section contains information relating to benefits that would have been payable under such agreements, and under other existing plans and arrangements, based on a hypothetical termination of the relevant named executive officer’s employment on December 31, 2008. These benefits are in addition to those generally furnished to all salaried employees of the subsidiary by which the named executive officer is employed that would have applied in the event of such termination, depending on the circumstances; for example, disability and group life insurance benefits, retirement savings plan distributions and accrued vacation pay.
SNCC is party to an employment agreement with Mr. Schoeninger, the five year term of which will expire in December 2012, pursuant to which Mr. Schoeninger serves as the Chairman and Chief Executive Officer of SNCC. The agreement established a minimum base salary, provides for an annual discretionary bonus and entitles him to receive various benefits maintained for SNCC’s senior executives. Under this agreement, if Mr. Schoeninger’s employment were terminated by SNCC other than for cause or by him for good reason, he would be entitled to receive a lump sum payment equal to the total base salary amounts payable for the longer of the remaining term of the agreement or 18 months and to the continuation of medical and other welfare benefits during the longer of such periods. In addition, if his employment terminated due to death, his estate or beneficiary would be entitled to receive six months’ base salary continuation.

In addition, under the terms of Mr. Schoeninger’s performance incentive options described above (see “Compensation Discussion and Analysis — Share-Based Awards — Options” above), if his employment were terminated during the options’ 2008-2012 performance period due to his death, disability or, if occurring after the end of the third year of such period, retirement, by SNCC without cause, or by him with good reason, such options would vest based on SNCC’s financial performance for the full period, but the number of such vested options would be pro-rated to reflect the portion of the period during which he was not employed. In addition, if he were to retire after June 30, 2009 but prior to the end of the third year of such period, up to sixty percent of such options would vest based on SNCC’s financial performance for the first three years of such period, but the number of such vested options would be pro-rated to reflect the portion of the three-year period during which he was not employed. Finally, if a termination of Mr. Schoeninger’s employment by SNCC other than for cause or by him for good reason were to occur following a change of ownership of the Company, and SNCC had, at that point, satisfied a specified minimum financial performance requirement under his performance incentive options discussed above for the portion of the performance period then having elapsed, the vesting of these options would be accelerated in its entirety. For this purpose, “change of ownership” has the same definition as described below in relation to the Share Units. In addition, for purposes of Mr. Schoeninger’s employment agreement and performance incentive options:

•	“disability”, has the meaning set forth in SNCC’s then-current long-term disability policy or, if no policy is then in effect, means the inability of Mr. Schoeninger to perform his duties to SNCC on a full-time basis for a period of 180 consecutive business days.

•	“cause” means, as to a termination of Mr. Schoeninger’s employment by SNCC, his (a) willful and continued failure to perform substantially his duties (other than as a result of incapacity), (b) willful misconduct which is materially injurious to SNCC, (c) material breach of such agreement, (d) being prohibited in writing by SNCC’s domiciliary insurance regulator from serving as an SNCC executive officer; or (e) non-appealable conviction of or plea of nolo contendere to a felony.

•	“good reason” means, as to a voluntary termination by Mr. Schoeninger of his employment, (a) SNCC’s having assigned to him any duties inconsistent with, or having materially diminished, his position, authority, duties or responsibilities; (b) SNCC’s discontinuance of, material reduction in or diminution of participation in his employee benefits so as to materially adversely affect his benefits or compensation as a whole unless such action is applicable to all SNCC executives or plan participants, as applicable, (c) his having been required to be based elsewhere than SNCC’s home office; (d) SNCC’s material breach of such agreement; or (e) any termination by SNCC of his employment not in accordance with such agreement.
The terms of the options granted to the named executive officers on a time-vesting basis do not provide for acceleration of their vesting due to the holder’s death, disability, retirement or voluntary or involuntary termination of employment, but do provide for their full acceleration in the event of a change of ownership event with respect to the Company, which is defined as described below in relation to the Share Units.
Under the Share Units’ terms, the receipt by a named executive officer of the underlying shares of Common Stock will occur only following his termination of employment. Accordingly, to the extent that the Share Units’ time-vesting requirement has then been met, the termination of a named executive officer’s employment for any reason other than by the Company for cause, including a voluntary termination or retirement, will, subject to a further six-month deferral period where required by Section 409A of the Code, entitle such officer to receive the number of shares of Company Class A or Class B Common Stock that corresponds to the number of Share Units that had become vested at the time of such termination. In addition, each of the Share Unit awards, to the extent not then already vested, will vest in its entirety upon a change of ownership with respect to the Company or the holder’s termination of employment due to death or disability, by the Company without cause or voluntary termination for good reason, as these terms as defined in the applicable award agreements and, in the case of Mr. Rosenkranz, the Long-Term Incentive Plan. For these purposes:

•	“cause” means, as to the termination by the Company of a named executive officer’s employment, the officer’s (a) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (b) fraud with respect to the business of the Company, or (c) gross neglect of his duties.

•	a “change of ownership” occurs if (a) the current members of the Board of Directors and subsequent members having been approved by the Board pursuant to specified conditions cease to constitute a majority of the Board; (b) the stockholders approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities of the Company, or an acquisition of securities or assets by the Company, or the sale or disposition by the Company of all or substantially all of the Company’s assets, or if any such transaction is consummated without stockholder approval, unless in any such case the Company’s voting stockholders receive in the transaction voting securities representing more than 60% of the voting power of the surviving or transferee entity; or (c) the stockholders approve a plan of complete liquidation of the Company.

•	“disability” means an illness, injury, accident or condition causing the named executive officer to be unable to substantially perform the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

•	“good reason” means, as to a named executive officer’s voluntary termination of employment: (a) failure to reelect him to his officer position (except for termination for cause or due to disability); (b) reduction in the officer’s base salary; (c) the failure to continue in effect any retirement, life insurance, medical insurance or disability plan unless substantially comparable benefits are provided; (d) an involuntary termination of the officer’s employment for cause that is not effected in compliance with specified procedural requirements or (e) in the case of Mr. Rosenkranz only, the termination of employment to enter public service.
In addition, the terms of the Share Units and of the options granted to Mr. Rosenkranz under the Long-Term Incentive Plan entitle the holder to receive payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Code in respect of the vesting of such Share Units or options due to a change of control as described in Section 280G of the Code in order to adjust, on an after-tax basis, for the amount of any such tax. No payments to any of the named executive officers would have been required under such terms with respect to a change of ownership event having occurred at December 31, 2008.
The table below reflects the estimated amounts of the compensation and benefits that would have been payable to the named executive officers under the plans and arrangements described in this section in the various events of termination of employment specified in the table’s columns. The amounts shown assume that such terminations were effective as of December 31, 2008, and thus include only amounts and awards having been earned or received through this date. The actual amounts that would be paid to a named executive officer upon termination of employment would be determined only at the time of such termination.

	Involuntary	Involuntary
	Not	For Good
	For Cause	Reason	Change of
	Termination	Termination	Ownership	Disability	Death
Robert Rosenkranz:
Share Unit Vesting Acceleration	$2,145,144	$2,145,144	$2,145,144	$2,145,144	$2,145,144
Thomas W. Burghart:
Post-Employment Option Vesting	—	—	—	—	—
Donald A. Sherman:
Share Unit Vesting Acceleration	869,833	869,833	869,833	869,833	869,833
Terrence T. Schoeninger:
Cash Severance	2,786,061	2,786,061	—	—	348,258
Health and Welfare Benefits	99,776	99,776	—	—	—
Post-Employment Option Vesting	—	—	—	—	—
Lawrence E. Daurelle:
Post-Employment Option Vesting	—	—	—	—	—

Directors’ Compensation
The following table sets forth compensation paid by the Company to the non-employee directors of the Company during 2008.

	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash (1)	Awards (2)	Awards (3)	Compensation	Earnings	Compensation (4)	Total
Name	$	$	$	$	$	$	$

Kevin R. Brine	$67,000	$—	$108,828	$—	$—	$40,000	$215,828
Edward A. Fox	59,000	—	139,756	—	—	40,000	238,756
Steven A. Hirsh	62,000	—	98,002	—	—	—	160,002
James M. Litvack	64,000	8,334	90,473	—	—	1,600	164,407
James N. Meehan	73,000	16,668	104,004	—	—	—	193,672
Philip R. O’Connor	68,000	—	118,215	—	—	8,900	195,115
Robert F. Wright	64,250	—	98,002	—	—	14,000	176,252

(1)	Fees earned reflect the amount of cash forgone by the director in respect of the annual retainer for Board service, where applicable, in addition to Board and committee meeting fees. As discussed below, outside directors have the ability to elect to receive options or restricted shares, in lieu of cash, in payment of the annual retainer. Pursuant to the elections made in advance with respect to the annual term of service beginning in 2008, the following directors received, on May 8, 2008, Class A Common Stock options in lieu of all or part of their annual retainers in the following amounts: Messrs. Brine, Meehan and O’Connor — 5,525 options; Messrs. Hirsh, Litvack and Wright — 2,762 options. The exercise price under such options is $27.15 per option.

(2)	Amounts represents the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to restricted shares granted in 2007 to the indicated directors. The SFAS 123R grant date fair value for these restricted shares was $42.91 per share. See Note M to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(3)	Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options granted to the respective directors in 2008 and prior years rather than values actually realized by such directors during 2008. See Note M to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards. At December 31, 2008, the aggregate numbers of options held by the Company’s outside directors pursuant to awards granted in 2008 and prior years were as follows: Mr. Brine — 60,981; Mr. Fox —176,900; Mr. Hirsh — 49,735; Mr. Litvack — 47,196; Mr. Meehan — 68,485; Mr. O’Connor — 80,694; and Mr. Wright — 48,944. The SFAS 123R grant date fair value was $4.84 per option for options granted in 2008.

(4)	Includes Company matches of charitable gifts under the program discussed below.
The Company provides to its directors who are not officers or employees of the Company or any of the Company’s affiliates (each, an “outside director”) annual compensation (the “Annual Retainer”) consisting of options to purchase Class A Common Stock, restricted shares of Class A Common Stock or cash in an amount as described in the following sentence, and a fee of $750 plus expenses for each Board of Directors or committee meeting attended, except that the fee is $1,000 for Audit Committee meetings. The amount of the Annual Retainer, if paid in cash, for an outside director who has not previously served as an officer or employee of the Company or any of its subsidiaries, is $50,000, and for an outside director who has so served, is $25,000. In addition to option or restricted share grants in respect of the Annual Retainer, outside directors also receive certain option grants on an annual formulaic basis and are eligible to receive grants of options at such times and in such amounts as are determined by the committee consisting of the full Board of Directors of the Company in its discretion. All of these grants are made pursuant to the Second Amended and Restated Directors Stock Plan (the “Directors Stock Plan”).
The Directors Stock Plan was adopted in 1994, amended and restated in 1997 and in 2003 and was further amended in February 2007. Under the Directors Stock Plan, each outside director in office on the business day following the Company’s Annual Meeting of Stockholders is granted Class A Common Stock options. Prior to the 2007 amendments, the number of such options was determined pursuant to the following formula: number of options = 5,963 multiplied by [1+(.125 multiplied by the number of calendar years of continuous service of such outside director to that point, including any portion of a calendar year of service as a full year)]. The amendments adopted in 2007 replaced this formula with the following: number of options = (a) $100,000 multiplied by three, divided by (b) the fair market value of a share of Class A Common Stock of the Company on the business day following each Annual Meeting of Stockholders. This formula assumes that the value of an option on the Company’s stock is equal to one-third of the value of a share of such stock. The option exercise price is the closing price per share of the Class A Common Stock, as reported on the NYSE on the grant date. Options granted prior to 2008 vest in five equal annual installments so long as the director continues to serve on the Board, commencing on the first anniversary of the date of the grant. Options granted in 2008 and after vest in three equal annual installments, beginning on May 1st of the year following the year in which the grant is made, and will vest in their entirety upon the death or disability of a director then serving on the Board. All options have a term of ten years from the date of grant.
The Directors Stock Plan also provides for the Annual Retainer to be paid through the grant of options, unless such director elects in advance to receive the Annual Retainer in cash or in restricted shares. Options (or, if elected by the outside director, restricted shares) are granted on the first business day following the date on which each outside director is elected, reelected or appointed. The number of options granted is equal to (a) three times the director’s Annual Retainer for the applicable period divided by (b) the closing price per share of the Class A Common Stock, as reported on the NYSE on the grant date, and the exercise price is equal to such closing price. If restricted shares are elected by an outside director, the number of restricted shares granted is equal to the nearest number of whole shares determined by dividing the Annual Retainer by such closing price on the date of grant. Options or restricted shares granted vest in four quarterly installments and options expire ten years from the date of grant. The number of options or restricted shares that an outside director may receive in respect of the Annual Retainer is dependent upon the date on which such director is elected and the closing price of the Class A Common Stock on the date of grant and, therefore, is not determinable in advance.
In addition to the formulaic annual option grants under the Directors Stock Plan, as described above, the full Board of Directors of the Company may make grants of options to outside directors at such times and in such amounts as are determined by such committee in its discretion. As is the case for options granted under the formulaic provisions of the plan, the exercise price for any options granted under this provision is the closing price per share of the Class A Common Stock, as reported on the NYSE for the grant date, and such options expire ten years from the date of grant. Grants under this provision are made primarily in situations where the formulaic provisions would not effectively operate; for example, where a new outside director joins the Board on a date other than the scheduled annual grant date.
The Company has a matching charitable gifts program for its outside directors under which the Company matches, on a two-to-one basis, charitable contributions made by the director to qualified educational institutions and institutions dedicated to the advancement of the arts, under which the maximum amount of the Company’s matching contributions for any one director in any calendar year is $40,000.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under the Company’s review policy for related party transactions, such transactions are subject to a prior review and approval process under which proposed transactions of this type are initially reviewed by the Governance Committee. If, based on this review, this committee recommends to the full Board that the transaction be approved, such recommendation is submitted to the Board for consideration and, if deemed appropriate, acceptance. Such acceptance requires the affirmative vote of a majority of the disinterested directors. In addition, under the policy, existing related party transactions are subject to ongoing review by the Governance Committee and the Board on at least an annual basis. This policy is available on the Company’s website (www.delphifin.com/corp_governance) and in print to any stockholder upon request. All related party transactions in effect have either been pre-approved under such policy or, where entered into before the adoption of such policy, have received periodic review under the policy.
Pursuant to two consulting agreements, RSLIC and the Company pay to Rosenkranz Asset Managers LLC (“RAM”), a wholly owned subsidiary of Rosenkranz & Company, L.P., fees associated with the formulation of investment and other strategies for the Company and its subsidiaries. Under these agreements, fees are assessed at a quarterly rate of five basis points (.05%), applied to the average quarterly market values of the specified investment portfolios, subject to specified annual maximum amounts. These specified maximum amounts are escalated annually at a rate of 10%. The fees under these agreements totaled $7.2 million for the year ended December 31, 2008 and are expected to total $7.9 million for calendar year 2009. The Company believes that the fees charged under these agreements are comparable to fees charged by unaffiliated third parties for consulting services of considerably narrower scope than the services provided thereunder. Pursuant to an expense allocation agreement, a subsidiary of the Company received periodic payments from RAM, Acorn Partners, L.P. and various other entities in which Mr. Rosenkranz has personal financial interests in respect of expenses associated with certain shared office space, facilities and personnel. The total amount of these payments for 2008 was $10.4 million. In addition, RAM made a payment to Mr. Sherman in the amount of $450,000 in respect of services rendered by him during 2008 to various entities in which Mr. Rosenkranz has personal financial interests. During 2008, a subsidiary of the Company maintained investment management arrangements pursuant to a discrete investment program with Pergamon Advisors and its affiliated entities, of which Mr. Rosenkranz and his related entities own a substantial majority of the financial interests. Under such arrangements, management and performance-based fees are paid to such entities. The Company believes that such fees, which totaled $1.1 million for 2008, are comparable to fees charged by unaffiliated third parties in connection with similar investment programs. As of December 31, 2008, the amount invested by the Company’s subsidiary under such arrangements was $26.6 million. Also during 2008, certain subsidiaries of the Company maintained limited partner investments in an investment partnership whose general partners are controlled and beneficially owned by Mr. Rosenkranz. No fees have been, or will be, payable by the Company’s subsidiaries in connection with their investments in this partnership. The partnership commenced the process of liquidation in December 2008 and, in connection with this process, investment securities and cash totaling $11.2 million were distributed by the partnership to the Company’s subsidiaries in respect of their partnership interests. The amount of these subsidiaries’ remaining investments in this partnership totaled $8.6 million as of December 31, 2008.
AUDIT COMMITTEE REPORT
During 2008, the Audit Committee approved the selection of the Company’s independent auditor, Ernst & Young LLP, to audit the Company’s consolidated financial statements. The Audit Committee discussed with the Company’s independent and internal auditors the overall scope and plans for their respective audits, and regularly met with such auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, the progress and results of management’s assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and such other matters as the Audit Committee deemed appropriate.
The Audit Committee met with management and the independent auditor to review and discuss the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, and discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the auditor’s independence. The Audit Committee considered whether the provision of non-audit services to the Company was compatible with maintaining the auditor’s independence and also reviewed the amount of fees paid to the independent auditor for audit and non-audit services. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
James N. Meehan, Chairman
Kevin R. Brine
Steven A. Hirsh
James M. Litvack
INDEPENDENT AUDITOR
The Audit Committee engaged the firm of Ernst & Young LLP to serve as the Company’s independent auditor for 2008. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires.
For 2008 and 2007, Ernst & Young LLP billed the Company for the following professional services:
Audit Fees. Fees for audit services were $2,220,765 in 2008 and $2,008,000 in 2007, including fees associated with the annual audit and the audit of internal control over financial reporting, reviews of the condensed financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required for the Company’s insurance subsidiaries.
Audit-Related Fees. Fees for audit-related services were $19,024 in 2008 and $429,000 in 2007.
Tax Fees. Fees for tax services, including tax compliance, advice and planning, were $55,000 in 2008 and $104,000 in 2007.
All Other Fees. Services other than the types described above that were rendered by Ernst & Young LLP, primarily advisory services for actuarial software, were $5,840 in 2008 and $7,000 in 2007.
Audit and Non-audit Services Pre-approval Policy. The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent auditor. The policy requires that the Audit Committee pre-approve all services to be performed by the independent auditor, including audit services, audit-related services, tax services and permitted non-audit services. Pursuant to such policy, the annual audit engagement terms and fees are subject to the specific pre-approval of the Audit Committee, and such committee periodically pre-approves fee levels or budget amounts for specifically enumerated categories of other services. The term of any such pre-approval is 12 months from the date thereof, unless the Audit Committee specifically provides for a different period. Services not falling within such categories of pre-approved services require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members, and has presently delegated such authority to its Chairman. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2008 and 2007.
FINANCIAL STATEMENTS AVAILABLE
Consolidated financial statements for Delphi Financial Group, Inc. are included in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is being mailed together with this Proxy Statement and is also available at www.delphifin.com/financial/proxymaterials.html. Additional copies of the Form 10-K and the Annual Report to Stockholders may be obtained without charge by submitting a written request to the Investor Relations Department, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To the Company’s knowledge, based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no other reports were required for such persons, all persons subject to these reporting requirements filed the required reports on a timely basis.
SUBMISSION OF STOCKHOLDER PROPOSALS
A stockholder of the Company who satisfies the requirements of the SEC and wishes to submit a proposal to be considered for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders must send such proposal to the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, attention: Secretary. Under the Commission’s rules, such proposal must be received by the Company at such location by December 11, 2009.
OTHER MATTERS
The Board of Directors knows of no other proposals which may be presented for action at the 2009 Annual Meeting of Stockholders. However, if any other proposal properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.
Stockholders are urged to promptly vote and return the enclosed form of proxy in the enclosed envelope.

By Order of the Board of Directors,

Robert Rosenkranz
Chairman of the Board

Appendix A
DELPHI FINANCIAL GROUP, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
SECTION 1. Purpose.
               Delphi Financial Group, Inc. (the “Company”) hereby establishes, subject to shareholder approval, this Annual Incentive Compensation Plan (the “Plan”) in order to provide the Company with an additional means to attract and retain executive officers by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company from year to year.
               The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code (as hereinafter defined). The Plan shall be interpreted and construed in a manner consistent with such intent.
SECTION 2. Definitions.
               2.1. “Award” means the amount of incentive compensation to which a Participant is entitled for each Plan Year as determined by the Committee pursuant to Sections 4 and 5 of the Plan.
               2.2. “Board” means the Company’s Board of Directors.
               2.3. “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.
               2.4. “Committee” means the Stock Option and Compensation Committee of the Board, which shall be comprised solely of at least two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code, are “outside directors” within the meaning of such section. However, no act of the Committee shall be void or deemed to be without authority due to the failure of a member to meet any qualification requirement at the time the action is taken.
               2.5. “Determination Date” means the day not later than the 90th day of a Plan Year or such other date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation under Section 162(m) of the Code.
               2.6. “Eligible Employee” means any executive officer (as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company.
               2.7. “Participant” means an Eligible Employee who has been selected to potentially receive an Award for a given Plan Year, subject to achievement of one or more performance goals and satisfaction of other conditions under the Plan or specified by the Committee.
               2.8. “Plan Year” means the fiscal year of the Company or such other period established by the Committee.

SECTION 3. Administration.
               The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year; to determine the Participants for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan, including determining the form and timing of payment and any conditions (such as further service requirements) that will apply to such payment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.
SECTION 4. Determination of Awards.
               The amount of a Participant’s Award for any Plan Year shall be an amount not greater than $3,000,000, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to a Participant. Performance goals may vary as among Participants and shall be based upon one or more of the following criteria, as the Committee may deem appropriate: appreciation in value of the Company’s stock; total Company stockholder return; operating income; pretax operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity (including operating earnings return on equity); growth in investable assets; return on designated assets; investment portfolio or subportfolio return; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; insurance premiums or liabilities (including premiums or liabilities attributable to one more types of new or existing insurance products) generated; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; and net profit margin. Performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of a published or special index or benchmark deemed applicable by the Committee, or otherwise as determined by the Committee. The performance goals may be determined by reference to the performance of the Company and/or a subsidiary or affiliate of the Company, or of a division or unit of any of the foregoing. No later than the Determination Date for a Plan Year, the Committee shall designate (i) the Participants for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable to each Participant under the Plan upon achievement of such performance goals and satisfaction of other conditions under the Plan or specified by the Committee. So long as an Award is fully contingent upon a measure of performance as specified in this Section 4, the Committee may consider other measures of performance or other circumstances in its exercise of discretion (“negative discretion”) to reduce the final Award. The Committee may specify at the time an Award opportunity is authorized or at any other time such other performance measures or other terms upon which it will exercise negative discretion.

SECTION 5. Payment of Award.
               An Award (if any) to a Participant for a Plan Year shall be paid following the end of the Plan Year; and on or prior to the fifteenth day of the third month following the end of the Plan Year; provided, however, that the Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to such Participant for such Plan Year were satisfied and the level of the attainment of such goal or goals, (ii) that all other material terms upon which payment of the Award is conditioned were satisfied and (iii) the amount of each Participant’s Award. The Committee, unless it determines otherwise, may exercise negative discretion to reduce the amount that would otherwise be payable under an Award by reason of the applicable performance goal’s having been achieved. Payments will be in cash, subject to any conditions the Committee may impose; provided, however, that the Committee may also provide that an Award will be paid in whole or in part in shares of the Company’s common stock or other Company common stock-based awards, including restricted shares, restricted share units or other share awards, if and to the extent that shares are available under a separate equity compensation plan of the Company and permitted to be granted in connection with such incentive awards, in any case with an aggregate fair market value at the time of payment not to exceed $3,000,000. If a Participant dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award (determined as set forth herein) shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Participant’s estate, in the form of a lump sum payment in cash at or prior to the time set forth above for payment of Awards. Notwithstanding the foregoing, the Committee may determine, by separate agreement with any Participant or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Participant upon the Participant’s death or disability, or upon a change of control of the Company, during the Plan Year.
SECTION 6. Non-transferability.
               No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.
SECTION 7. Amendments and Termination.
               The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall materially and adversely affect the rights of a Participant or a beneficiary with respect to a previously certified Award except with the written consent of such Participant or beneficiary. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

SECTION 8. General Provisions.
               8.1. Nothing set forth in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon any person any right to continued employment.
               8.2 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
               8.3 The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the authorization of Awards and performance goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or any business unit thereof, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority would cause an Award potentially grantable hereunder to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
               8.4 The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.
               8.5 The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws (including those governing contracts) of Delaware, without giving effect to principles of conflicts of laws.
               8.6 It is intended that this Plan and any Awards granted hereunder will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder, to the extent the Plan and Awards are subject thereto, and the Plan and the Awards shall be interpreted on a basis consistent with such intent.
SECTION 9. Effective Date of Plan; Reapproval.
               The Plan shall become effective as of January 1, 2009, subject to approval by the stockholders of the Company at the Company’s 2009 Annual Meeting of Stockholders. To the extent required to comply with Section 162(m) of the Code and otherwise determined to be appropriate by the Board, the Plan shall be submitted for reapproval by shareholders no later than the first meeting of the stockholders of the Company that occurs in calendar year 2014.

Appendix B
DELPHI FINANCIAL GROUP, INC.
2003 EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN
1. PURPOSES
The purposes of the 2003 Long-Term Incentive and Share Award Plan are to advance the interests of Delphi Financial Group, Inc. and its shareholders by providing a means to attract, retain, and motivate employees of the Company and its Subsidiaries and Affiliates and other participants upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.
2. DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
     (a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 30% of the combined voting power of all classes of stock of such entity or at least 30% of the ownership interests in such entity.
     (b) “Award” means any Option, Restricted Share, Restricted Share Unit, or Other Share-Based Award granted to an Eligible Person under the Plan.
     (c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.
     (f) “Committee” means the Stock Option and Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.
     (g) “Company” means Delphi Financial Group, Inc., a corporation organized under the laws of Delaware, or any successor corporation.
     (h) “Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) another individual who, in the Committee’s judgment, can make substantial contributions to the long-term profitability and value of the Company, its Subsidiaries or Affiliates. Notwithstanding any provision of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring, prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee first performs such services.
     (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

     (j) “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the applicable date (or, if the Shares were not traded on that day, the next preceding day on which the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially reported on such exchange.
     (k) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
     (l) “NQSO” means any Option that is not an ISO.
     (m) “Option” means a right, granted under Section 5(b), to purchase Shares.
     (n) “Other Share-Based Award” means a right, granted under Section 5(e), that relates to or is valued by reference to Shares.
     (o) “Participant” means an Eligible Person who has been granted an Award under the Plan.
     (p) “Plan” means this 2003 Employee Long-Term Incentive and Share Award Plan.
     (q) “Restricted Shares” means an Award of Shares under Section 5(c) that may be subject to certain restrictions and to a risk of forfeiture.
     (r) “Restricted Share Unit” means a right, granted under Section 5(d), to receive Shares or cash at the end of a specified deferral period.
     (s) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
     (t) “Shares” means Class A common stock, $.01 par value per share, of the Company.
     (u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
3. ADMINISTRATION
     (a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
          (i) to select Eligible Persons to whom Awards may be granted;
          (ii) to designate Affiliates;
          (iii) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;
          (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

          (v) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;
          (vi) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;
          (vii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
          (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;
          (ix) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;
          (x) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and
          (xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
     (b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including but not limited to the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or employees of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions.
     (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be indemnified and protected by the Company with respect to any such action, determination, or interpretation.
     (d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such qualified performance-based compensation.

4. SHARES SUBJECT TO THE PLAN
     (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 9,750,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan and the number of shares to which outstanding Awards then relate, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.
     (b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options may be granted during a calendar year to any Eligible Person under this Plan shall be 1,250,000 Shares, and (ii) with respect to Restricted Shares, Restricted Share Units or Other Share-Based Awards intended to qualify as qualified performance-based compensation within the meaning of Section 162(m) of the Code, shall be the equivalent of 337,500 Shares during a calendar year to any Eligible Person under this Plan.
     (c) Subject to any required action by the Company’s stockholders, the number of Shares covered or represented by each outstanding Award, and the price per Share of any Option so covered, shall automatically be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (including but not limited to a stock split effected in the form of a stock dividend) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. In addition, in the event that the Committee shall determine that any reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event not covered by the preceding sentence, affects the Shares or the value thereof such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate, including but not limited to the adjustment, in such manner as it may deem equitable, of any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, subject to the limitations set forth in Section 3(d) and Section 7 hereof, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.
     (d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.
5. SPECIFIC TERMS OF AWARDS
     (a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.
     (b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:
          (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

          (ii) Option Term and Exercise Period. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option. The last day of the term of an Option shall be referred to herein as its “Expiration Date.” Subject to Sections 5(b)(iii) through 5(b)(vi), Options may be exercised by a Participant only for so long as such Participant is employed by the Company.
          (iii) Termination of Employment Except by Death, Disability or Discharge for Cause. Unless otherwise specified in an Award Agreement, in the event that the employment of a Participant by the Company, its Subsidiaries or Affiliates shall terminate for any reason other than death, disability, or discharge for cause, Options may be exercised only within ninety (90) days after such termination of employment or such longer period as may be established by the Committee at the time of grant or thereafter, but (unless otherwise determined by the Committee) only to the extent such Option was exercisable on the last day of employment, and in no event may an Option be exercised after its Expiration Date. Any portion of the Option which was not exercisable on such last day shall expire immediately. Whether an authorized leave of absence or absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.
          (iv) Death or Disability. Unless otherwise specified in an Award Agreement, in the event a Participant shall die or become disabled while in the employ of the Company, a Subsidiary or an Affiliate, all of such Participant’s outstanding Options shall become exercisable, and all of such outstanding Options may be exercised at any time within one (1) year after the Participant’s death or disability or such longer period as may be established by the Committee at the time of grant or thereafter, but in no event may an Option be exercised after its Expiration Date. During such one-year period, the Option may be exercised by the Participant or a representative, or in the case of death, by the executors or administrators of the Participant or by any person or persons who shall have acquired the Option directly from the Participant by bequest or inheritance. Whether a Participant shall have become disabled for the purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.
          (v) Discharge for Cause. If a Participant is discharged for cause, all unexercised Options shall terminate as of the date of discharge. Whether a Participant is discharged for cause for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.
          (vi) Retirement. Notwithstanding the provisions of Section 5(b)(iii) hereof, the Committee may, at the time of grant of an Option or thereafter, permit the Participant to exercise Options up to one (1) year following the Participant’s retirement under the Company’s, its Subsidiary’s or its Affiliate’s, as applicable, retirement policy or such longer period as may be established by the Committee at the time of grant or thereafter; provided that in no event may an Option be exercised after its Expiration Date.
          (vii) Non-Employee Optionees. Section 5(b)(ii) (except for the first sentence thereof) through (vi) shall not apply with respect to Options having been granted to a Participant who is not an employee of the Company, a Subsidiary, or an Affiliate (a “Non-Employee Optionee”). In the case of any such Options, the Award Agreement shall set forth the applicable limitations on the exercisability thereof, and the effect on such exercisability of death, disability and any other events provided for therein, at the time of grant or thereafter.
          (viii) Right of Company. In the case of a termination of an Optionee’s employment by reason of death, disability, retirement or discharge other than for cause (or, in the case of a Non-Employee Optionee, to the extent provided in the Award Agreement at the time of grant or thereafter) the Company may, but is not obligated to, purchase unexercised Options held by such Participant and pay such person the amount of cash equal to (i) the aggregate Fair Market Value of the Shares underlying such Option (to the extent that such Options would have been exercisable by the Participant upon termination of employment) as of the date of termination of employment (or, in the case of a Non-Employee Optionee, the date provided in the Award Agreement at the time of grant or thereafter), less (ii) the aggregate exercise price under such option.
          (ix) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons; provided, however, unless otherwise determined by the Committee that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

          (x) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.
     (c) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:
          (i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If Restricted Shares are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, such Restricted Shares shall be issued in accordance with the provisions of Section 7 below.
          (ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.
          (iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.
          (iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.
     (d) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:
          (i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If Restricted Share Units are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, such Restricted Share Units shall be issued in accordance with the provisions of Section 7 below.
          (ii) Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

     (e) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(e) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(e).
6. CERTAIN PROVISIONS APPLICABLE TO AWARDS
     (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.
     (b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).
     (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.
     (d) Nontransferability. Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.
     (e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.
7. PERFORMANCE AWARDS GRANTED TO DESIGNATED PARTICIPANTS
     (a) General. If the Committee determines that an award of Restricted Shares or Restricted Share Units or an Other Share-Based Award to be granted to a Participant should qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting and/or settlement of such an Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7.

     (b) Performance Goals Generally. The performance goals for such Awards (“Performance Awards”) shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto). The Committee may determine that such Performance Awards shall be granted, vested and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
     (c) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: appreciation in value of the Shares; total Company stockholder return; operating income; pretax operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity (including operating earnings return on equity); growth in investable assets; return on designated assets; investment portfolio or subportfolio return; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; insurance premiums or liabilities (including premiums or liabilities attributable to one more types of new or existing insurance products) generated; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; or net profit margin; or any of the above criteria as compared to the performance of a published or special index or benchmark deemed applicable by the Committee.
     (d) Performance Period; Timing for Established Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “qualified performance-based compensation” under Section 162(m) of the Code.
     (e) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7.
     (f) Written Determination. All determinations by the Committee as to the establishment of performance goals or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 7 shall be made in writing in the case of any award intended to qualify under Section 162(m) of the Code.
8. CHANGE OF OWNERSHIP PROVISIONS
     (a) Acceleration of Exercisability and Lapse of Restrictions. Unless otherwise provided by the Committee at the time of the Award grant, in the event of a Change of Ownership, (i) all outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change of Ownership, and (ii) unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on outstanding Awards subject to restrictions or limitations under the Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled and shall be waived by the Company at the time of the Change of Ownership.
     (b) Definition of Change of Ownership. For purposes of this Section 8, a “Change of Ownership” shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors constituting the Board, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Board who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or (2) if the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities of the Company, or an acquisition of securities or assets by the Company, or the sale or disposition by the Company of all or substantially all of the Company’s assets, or if any such transaction is consummated without stockholder approval, other than any such transaction in which the holders of outstanding Company voting securities immediately prior to the transaction receive, with respect to such Company voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (3) if the stockholders of the Company approve a plan of complete liquidation of the Company.
9. GENERAL PROVISIONS
     (a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.
     (b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving anyone the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate anyone’s employment or service at any time.
     (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.
     (d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants; provided, however, that any such amendment, alteration, suspension, discontinuance or termination shall be subject to the approval of the Company’s shareholders (i) if, and to the extent, required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (ii) as it applies to ISOs, to the extent required under Section 422 of the Code. Notwithstanding the foregoing, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.
     (e) No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.
     (f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
     (g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt or utilize such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
     (h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company unless the Company, a Subsidiary or Affiliate shall determine otherwise.
     (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
     (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of Delaware, without giving effect to principles of conflict of laws thereof.
     (k) Effective Date; Plan Termination. The Plan shall become effective as of April 1, 2003 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.
     (l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
10. EXCHANGE PROGRAM
Notwithstanding any other provision of the Plan to the contrary, upon the approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the granting of Options relating to a lower number of Shares with a lower exercise price, provided that such one-time-only option exchange offer is implemented within twelve months of the date of such stockholder approval. Subject to the foregoing, the Committee shall be permitted to determine additional terms, conditions, restrictions or requirements relating to such exchange offer.

Dear Stockholder,
Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign, detach and return the card in the enclosed postage paid envelope.
Your card must be received prior to the 2009 Annual Meeting of Stockholders, scheduled to be held on May 5, 2009.
Thank you in advance for your prompt consideration of these matters.

Sincerely,

Robert Rosenkranz
Chairman of the Board
This Proxy is Solicited on Behalf of the Board of Directors of Delphi Financial Group, Inc.
     The undersigned stockholder hereby appoints Robert Rosenkranz and Donald A. Sherman, or either of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated below (or, if no designation is made, as provided on the reverse side of this card), all of the shares of Class A Common Stock of Delphi Financial Group, Inc. (the “Company”) held of record by the undersigned at the close of business on March 31, 2009 at the Company’s 2009 Annual Meeting of Stockholders scheduled to be held on May 5, 2009 at 10:00 a.m., EDT, or any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
DELPHI FINANCIAL GROUP, INC.
May 5, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATIERAL
The Notice of Meeting, proxy statement and proxy card
are available at – http://www.delphifin.com/financial/proxymaterials.html
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE   X

1. Election of Directors:
☐	FOR ALL NOMINEES	NOMINEES:
Ο Philip R. O’Connor Class A Director Ο Robert Rosenkranz
☐	WITHOLD AUTHORITY FOR ALL NOMINEES	Ο Donald A. Sherman Ο Kevin R. Brine Ο Edward A. Fox
☐	FOR ALL EXCEPT (See instructions below)	Ο Steven A. Hirsh Ο Harold F. Ilg Ο James M. Litvack Ο James N. Meehan Ο Robert M. Smith, Jr. Ο Robert F. Wright
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), check the “FOR ALL EXCEPT” box and fill in the circle next to each nominee as to whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted this method.
☐

		FOR	AGAINST	ABSTAIN

2.	To re-approve the Annual Incentive Compensation Plan.	☐	☐	☐

3.	To approve an amendment to increase the number of shares available under the 2003 Employee Long-Term Incentive and Share Award Plan.	☐	☐	☐

4.	To approve an option exchange program and related amendments to the 2003 Employee Long-Term Incentive and Share Award Plan, Second Amended and Restated Employee Stock Option Plan and Second Amended and Restated Long-Term Performance-Based Incentive Plan.	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
This Proxy is Solicited on Behalf of the Board of Directors of Delphi Financial Group, Inc. and, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees for Director and “FOR” Proposals 2 through 4. The Board of Directors recommends a vote “FOR” all nominees for Director and “FOR” Proposals 2 through 4.
The undersigned acknowledges receipt of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Notice of Annual Meeting of Stockholders and Proxy Statement dated April 9, 2009, grants authority to each of the proxies or their substitutes as aforementioned, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead.

Signature of Stockholder	Date	Signature of Stockholder	Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.